                                                                   Exhibit 10.33

                            JOINT VENTURE AGREEMENT

                                    between

             RHYTHMS NETCONNECTIONS INC. and RHYTHMS LINKS, INC.,
                            Delaware corporations,

                                      and

                       OPTEL COMMUNICATIONS CORPORATION,
                            an Ontario corporation,

                                    to form

                             RHYTHMS CANADA INC.,
          a corporation incorporated under the laws of New Brunswick.


                             Dated January 1, 2000

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS........................................................ 1
              1.1   "Affiliate".............................................. 1
              1.2   "Annual Budgets"......................................... 2
              1.3   "Ancillary Agreements"................................... 2
              1.4   "Articles of Incorporation".............................. 2
              1.5   "Board".................................................. 2
              1.6   "Bona Fide Offer"........................................ 2
              1.7   "Business Day"........................................... 2
              1.8   "Business Deadlock"...................................... 2
              1.9   "Business Plan".......................................... 2
              1.10  "Bylaws"................................................. 2
              1.11  "Canadian Carrier Telecommunications Assets"............. 2
              1.12  "Canadian Communications Market"......................... 2
              1.13  "Capital Budget"......................................... 2
              1.14  "Capital Call"........................................... 2
              1.15  "Chairperson"............................................ 3
              1.16  "Change Order Proposal".................................. 3
              1.17  "Confidential Information"............................... 3
              1.18  "CRTC"................................................... 3
              1.19  "Customer Requirement Modification Notice"............... 3
              1.20  "Customer Requirement Notice"............................ 3
              1.21  "Customer Premises Equipment"............................ 3
              1.22  "Data Network Equipment"................................. 3
              1.23  "Data Products".......................................... 4
              1.24  "Data Products and Services Support Center".............. 4
              1.25  "Data Services".......................................... 4
              1.26  "Direct Cost"............................................ 4
              1.27  "Director"............................................... 4
              1.28  "Disclosing Party"....................................... 4
              1.29  "Dollars" and "$"........................................ 4
              1.30  "DSL".................................................... 4
              1.31  "Effective Date"......................................... 4
              1.32  "Event of Withdrawal".................................... 4
              1.33  "Fair Market Value"...................................... 5
              1.34  "Human Resources Plan"................................... 5
              1.35  "Independent Appraiser".................................. 5
              1.36  "Independent Businesses"................................. 5
              1.37  "ILEC"................................................... 5
              1.38  "ISP".................................................... 5
              1.39  "JVCO"................................................... 5
              1.40  "JVCO Auditor"........................................... 5
              1.41  "JVCO Business".......................................... 5
              1.42  "JVCO Communications Markets"............................ 5

                           -----------------

                  1.43   "JVCO Customers"............................... 6
                  1.44   "JVCO Dedicated Assets"........................ 6
                  1.45   "Majority Decision"............................ 6
                  1.46   "Network Operations Support Center"............ 6
                  1.47   "OCI".......................................... 6
                  1.48   "Operating Budget"............................. 6
                  1.49   "Operating Plan"............................... 6
                  1.50   "OPTEL"........................................ 6
                  1.51   "Optel Pre-Existing Customers"................. 6
                  1.52   "Optel Combined Service Customers"............. 6
                  1.53   "Optel Customer Base".......................... 6
                  1.54   "Optel Outsourced Services".................... 6
                  1.55   "Outsourced Services".......................... 6
                  1.56   "Outsourcing Proposal"......................... 6
                  1.57   "Party" and "Parties".......................... 6
                  1.58   "Percentage Shares"............................ 7
                  1.59   "Person"....................................... 7
                  1.60   "Prime Rate"................................... 7
                  1.61   "Quarterly Outlook"............................ 7
                  1.62   "Receiving Party".............................. 7
                  1.63   "Regulatory Requirements"...................... 7
                  1.64   "RHYTHMS"...................................... 7
                  1.65   "Rhythms Outsourced Services".................. 7
                  1.66   "Seconded Employees"........................... 7
                  1.67   "Share"........................................ 7
                  1.68   "Shared Assets"................................ 7
                  1.69   "Small and Medium Business Customers".......... 7
                  1.70   "Subscription Agreement"....................... 7
                  1.71   "Telecommunications Provider".................. 7
                  1.72   "Telecommunications Services".................. 8
                  1.73   "Third Party".................................. 8
                  1.74   "Unanimous Decision"........................... 8
                  1.75   "Underlying Network Facilities"................ 8
                  1.76   "Voice Services"............................... 8

ARTICLE II CORPORATE ORGANIZATION....................................... 8
                  2.1    Formation...................................... 8
                  2.2    Name........................................... 8
                  2.3    Place of Business.............................. 8
                  2.4    Conduct of JVCO Business....................... 8
                  2.5    Independent Organization....................... 9
                  2.6    Duration of Corporation........................ 9
                  2.7    Title to JVCO Property......................... 9
                  2.8    Partition..................................... 10

                           -----------------
                                                                            Page
                                                                            ----
               2.9   Fiscal Year............................................. 10

ARTICLE III CAPITAL STRUCTURE AND FINANCING.................................. 10
               3.1   Capital Structure....................................... 10
               3.2   Capital Contributions................................... 10
               3.3   Dividend Policy......................................... 12
               3.4   Redemption of Series A Preferred Shares................. 12

ARTICLE IV MANAGEMENT........................................................ 12
               4.1   Board of Directors...................................... 12
               4.2   Officers................................................ 14
               4.3   Authority of the Board and Officers..................... 14
               4.4   Provisions for Dealing with Board Deadlock.............. 18
               4.5   JVCO Plans and Budgets.................................. 18
               4.6   Accounting and Internal Controls........................ 19
               4.7   Access to Books and Records............................. 20

ARTICLE V CONTRIBUTED RESOURCES.............................................. 20
               5.1   Seconded Employees...................................... 20
               5.2   Outsourced Services..................................... 21
               5.3   Optel Leased Assets..................................... 23
               5.4   Trademark Licenses...................................... 24
               5.5   Technology Licenses..................................... 24
               5.6   Non-Competition; Other Businesses....................... 24
               5.7   Non-Solicitation of Employees........................... 27
               5.8   Transition of Business.................................. 27

ARTICLE VI CONFIDENTIAL INFORMATION.......................................... 28
               6.1   Treatment of Confidential Information................... 28
               6.2   Copying Confidential Information........................ 29
               6.3   Time Period............................................. 29
               6.4   Remedies................................................ 29
               6.5   Confidential Information of JVCO........................ 29

ARTICLE VII SHARE TRANSFER RESTRICTIONS...................................... 29
               7.1   Transfer Restrictions................................... 29
               7.2   Buy-Sell Option......................................... 32
               7.3   Additional Parties...................................... 32
               7.4   Event of Withdrawal..................................... 33

ARTICLE VIII REPRESENTATIONS AND WARRANTIES.................................. 33
               8.1   Mutual Representations and Warranties................... 33
               8.2   Additional Representations, Warranties and Covenants.... 34

                           -----------------
                                                                            Page
                                                                            ----

ARTICLE IX TERMINATION....................................................... 35
                  9.1   General.............................................. 35
                  9.2   Termination by a Party for Cause..................... 35
                  9.3   Liquidation; Survival................................ 36

ARTICLE X MISCELLANEOUS PROVISIONS........................................... 36
                  10.1  Publicity............................................ 36
                  10.2  Assignment........................................... 36
                  10.3  Governing Law........................................ 36
                  10.4  Force Majeure........................................ 36
                  10.5  Waiver............................................... 37
                  10.6  Notice, Consents, Etc................................ 37
                  10.7  Entire Agreement..................................... 38
                  10.8  Headings............................................. 38
                  10.9  Severability......................................... 38
                  10.10 Dispute Resolution................................... 38
                  10.11 Counterparts......................................... 39
                  10.12 Expenses............................................. 39
                  10.13 Applicable Laws and Regulations...................... 39
                  10.14 Indemnities.......................................... 39
                  10.15 Ancillary Agreements................................. 39

                         -----------------
                                                                            Page
                                                                            ----
SCHEDULE 1.25  DATA SERVICES................................................. 42

SCHEDULE 1.3  ANCILLARY AGREEMENTS........................................... 44

SCHEDULE 1.42  COMMUNICATIONS MARKETS........................................ 45

SCHEDULE 1.43  PRELIMINARY CUSTOMERS......................................... 46

SCHEDULE 4.1(a)  INITIAL BOARD OF DIRECTORS.................................. 47

SCHEDULE 4.5(a)  INITIAL BUSINESS PLAN AND SUPPORTING FINANCIAL INFORMATION.. 48

SCHEDULE 5.1(a)  PRELIMINARY HUMAN RESOURCES PLAN............................ 49

SCHEDULE 5.3(a)  OPTEL LEASED ASSETS......................................... 50

EXHIBIT A  FORM OF ARTICLES OF INCORPORATION.................................  1

EXHIBIT B  FORM OF BYLAWS....................................................  1

EXHIBIT C  FORMS OF EMPLOYEE PROPRIETARY INFORMATION AND
              INVENTIONS AGREEMENTS..........................................  1

EXHIBIT D  FORM OF TRADEMARK LICENSING AGREEMENT.............................  1

EXHIBIT E  FORM OF TECHNOLOGY LICENSE AGREEMENTS.............................  1

                            JOINT VENTURE AGREEMENT
                            -----------------------

     This Joint Venture Agreement ("Agreement") is entered into as of January 1, 2000 (the "Effective Date"), between Rhythms NetConnections Inc. and Rhythms Links, Inc., corporations formed under and governed by the laws of the State of Delaware and having their principal place of business at 6933 South Revere Parkway, Englewood, Colorado 80112-3931 (collectively, with their Affiliates (as defined below), "RHYTHMS"), and Optel Communications Corporation, a corporation incorporated under the laws of the Province of Ontario and having its principal place of business at 111 Peter Street, Toronto, Ontario M5V 2H1 (collectively, with its Affiliates, "OPTEL").

                                    RECITALS
                                    --------

     WHEREAS, OPTEL, a wholly-owned subsidiary of OCI Communications Inc. ("OCI"), is engaged in the business of providing telecommunications services in selected markets of Canada as a Competitive Local Exchange Carrier ("CLEC"); and

     WHEREAS, RHYTHMS is engaged in the business of providing data communications products and services within the United States of America ("U.S.") and, in the course of such efforts, has developed significant technical and marketing expertise related to the same; and

     WHEREAS, RHYTHMS and OPTEL desire to establish a joint venture through the formation of a corporation in Canada ("JVCO") in order to create a national presence in Canada for the purpose of marketing and providing data communications products and services to select customers within selected local markets in Canada; and

     WHEREAS, RHYTHMS and OPTEL will make substantially equal contributions to the initial capital investment in JVCO as reflected by OPTEL's initial US$10,000,000 funding of JVCO in exchange for RHYTHMS investment of US$5,300,000 in equity securities of OCI.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     As used in this Agreement, the following capitalized terms, whether used in the singular or the plural, will have the following meanings:

     1.1 "Affiliate" means with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the entity specified, except for JVCO. For purposes of this Section 1.1, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

     1.2 "Annual Budgets" means the budgets described in Section 4.5(b)(i) of this Agreement.

     1.3 "Ancillary Agreements" means the agreements described in Schedule 1.3 to this Agreement.

     1.4 "Articles of Incorporation" means the articles of incorporation for JVCO to be filed in accordance with the laws of the Province of New Brunswick in substantially the form attached hereto as Exhibit A.

     1.5 "Board" means the Board of Directors of JVCO described in Section 4.1 of this Agreement.

     1.6 "Bona Fide Offer" means a written offer from a Third Party, with the required financial means, to purchase all or any portion of a Party's interest in JVCO from such Party wishing to sell on the same terms and conditions contained in such offer.

     1.7 "Business Day" means any day except a Saturday, Sunday, statutory holiday in Toronto, Ontario, or any day on which banks in the United States are not open for regular business.

     1.8 "Business Deadlock" means (a) the inability of the Board to obtain the unanimous consent of all Board members for any Unanimous Decision or (b) the inability to obtain the majority consent of the Board for any other decision, for a period of at least sixty (60) days from the time the decision at issue was initially presented to the Board for action.

     1.9 "Business Plan" means the business plan of JVCO, as amended and in effect from time to time, described in Section 4.5(a) of this Agreement. The Parties have agreed on the initial Business Plan, which is set forth as Schedule 4.5(a) to this Agreement.

     1.10 "Bylaws" means the bylaws of JVCO as amended from time to time in substantially the form attached hereto as Exhibit B.

     1.11 "Canadian Carrier Telecommunications Assets" means those assets and facilities that can only be owned and operated by a telecommunications common carrier in accordance with the Canadian Telecommunications Act and the Canadian Telecommunications Common Carrier Ownership and Control Regulations.

     1.12 "Canadian Communications Market" means the market for communications goods and services within the geographic area of the country of Canada.

     1.13 "Capital Budget" means the annual capital expenditures budget described in Section 4.5 of this Agreement.

     1.14 "Capital Call" means the installment payment by a Party of additional capital contributions described in Section 3.2(d) of this Agreement.

     1.15 "Chairperson" means chairperson of the Board described in Section 4.1(e) of this Agreement.

     1.16 "Change Order Proposal" means the proposal described in Section 5.2(d) of this Agreement.

     1.17 "Confidential Information" means any and all technical and business information of JVCO, a Party or an Affiliate of a Party (the "Disclosing Party"), that is (a) material, competitively sensitive, and not generally known in the industry or the public, including but not limited to trade secrets and proprietary information, in whatever form or medium (including, but not limited to product/service specifications, prototypes, computer programs, methods of equipment interconnection, drawings, models, marketing plans, financial data), and (b) obtained by any other Person including JVCO, a Party or an Affiliate of a Party (the "Receiving Party"): (i) through the working arrangement between the Disclosing Party and Receiving Party, regardless whether a formal "disclosure" event occurs; (ii) disclosed in writing and marked or otherwise indicated orally or in writing as Confidential Information; (iii) disclosed orally and identified as Confidential Information at the time of disclosure; or (iv) which the Receiving Party knows or has reason to know is Confidential Information. For the purposes of this definition, any technical or business information of a Third Party furnished or disclosed by one Party to another will be deemed Confidential Information of the Disclosing Party unless otherwise specifically indicated in writing to the contrary.

      Information will not be considered Confidential Information if it is: (i) in the public domain without breach of this Agreement; (ii) developed independently, with no effort or thought of circumventing or contravening the rights of the Party or Person owning the information; (iii) lawfully disclosed, without breach of a nondisclosure agreement, from a Third Party under no restriction on disclosure; or (iv) documented as being known to the Receiving Party, or in the Receiving Party's lawful possession, without burden of confidentiality, prior to its disclosure hereunder.

     1.18 "CRTC" means the Canadian Radio-television and Telecommunications Commission.

     1.19 "Customer Requirement Modification Notice" means the notice to JVCO of modified customer requirements as described in Section 5.6(b)(ii)of this Agreement.

     1.20 "Customer Requirement Notice" means the notice to JVCO of modified customer requirements as described in Section 5.6(b)(i)of this Agreement.

     1.21 "Customer Premises Equipment" means equipment employed on the premises of a Person (other than a carrier) to originate, route, or terminate telecommunications.

     1.22 "Data Network Equipment" means data networking equipment, including (without limitation), OSI layer 2 switches and layer 3 routers and Digital Subscriber Line Access Multiplexers (DSLAM) that are utilized in connection with Underlying Network Facilities for the purposes of providing Data Services.

     1.23 "Data Products" means the Customer Premises Equipment which is necessary for JVCO Customers to access Data Services.

     1.24 "Data Products and Services Support Center" means the centralized support center that will manage JVCO's Data Network Equipment and Underlying Network Facilities by providing services such as monitoring, reconfiguring, and troubleshooting, as well as providing customer support services to JVCO Customers.

     1.25  "Data Services" means those services that are expressly defined on
Schedule 1.25 of this Agreement or that may be added to the Schedule 1.25 from time to time upon the Unanimous Decision of the Board; except that Data Services shall not include Voice Services.

     1.26  "Direct Cost" means:

           (a) with regard to any services to be performed, the actual salaries of the individuals for the time expended in performing such services plus all attendant benefit expenses for each such individual;

           (b) with regard to third-party provided products and services, the actual invoiced amount plus any applicable taxes; and

           (c) with regard to any regulated functions to be performed by the Parties or their Affiliates, the fully distributed cost. Direct Cost will also include an allocation of shared and other costs, including overhead costs, which increase directly in proportion to the activity.

     1.27 "Director" means a member of the Board as described in Section 4.1(a) of this Agreement.

     1.28 "Disclosing Party" means the Person disclosing Confidential Information as described in Section 1.17 of this Agreement.

     1.29 "Dollars" and "$" mean dollars in currency of the United States of America unless otherwise specifically indicated.

     1.30 "DSL" means digital subscriber line and related technology as described in Schedule 1.25 to this Agreement.

     1.31 "Effective Date" means the date set forth in the preamble to this Agreement.

     1.32  "Event of Withdrawal" means the occurrence of any of the following:

           (a) the dissolution or the revocation of a Party's charter or certificate of incorporation; provided, however, that the merger of a Party with an Affiliate will not be considered an Event of Withdrawal for the purposes of this Agreement;

           (b)  the dissolution and commencement of winding up a Party;

           (c) the entry of a final order by a court of competent jurisdiction adjudicating any Party to be incapable of performing such Party's obligations under this Agreement (in which case the effective date of withdrawal will be the date such decree is entered);

           (d) the filing by a Party of any petition in bankruptcy or for reorganization, management, composition, re-adjustment, liquidation or similar relief under any statute, law or regulation governing the rights and relief of debtors; or the adjudication of a Party as bankrupt or insolvent; or the application by a Party for or such Party's consent to or acquiescence in the appointment of a trustee, receiver or liquidator for all or any substantial part of such Party's assets; or the making by a Party of an assignment for the benefit of creditors; or any substantially similar action on the part of a Party.

     1.33 "Fair Market Value" means the fair market value assigned to the object or interests being valued as will be conclusively determined by the Independent Appraiser. For the sole purpose of determining the Fair Market Value, the Independent Appraiser shall be given access and may review all books and records of, and information available for, JVCO.

     1.34 "Human Resources Plan" means the human resources plan of JVCO, as amended and in effect from time to time, described in Section 5.1(a) of this Agreement. The Parties have agreed on the initial Human Resources Plan, which is set forth as Schedule 5.1(a) to this Agreement.

     1.35 "Independent Appraiser" means the appraisal firm which is selected by a Unanimous Decision of the Board.

     1.36 "Independent Businesses" means the separate businesses of the Parties as described in Section 5.6(h)(ii) of this Agreement.

     1.37  "ILEC" means an Incumbent Local Exchange Carrier in Canada.

     1.38 "ISP" means Internet Service Provider, an entity that provides direct access to the Internet.

     1.39 "JVCO" means the corporation referenced in the recitals of this Agreement (and any successor entity to JVCO in the form of a corporation during the term of this Agreement).

     1.40  "JVCO Auditor" means the outside accountants of JVCO described in
Section 4.3(e)(ix) of this Agreement.

     1.41 "JVCO Business" means the development, marketing and sale of the Data Products and Data Services, either directly or through subsidiaries or Affiliates or Third Parties to JVCO Customers in accordance with the Business Plan.

     1.42 "JVCO Communications Markets" means the markets in which JVCO provides communications goods and services as described in Schedule 1.42 to this Agreement.

     1.43 "JVCO Customers" means the wholesale customers, large business customers (excluding Small and Medium Business Customers) and residential customers (if and when approved by the Board) in the JVCO Communications Markets as set forth on Schedule 1.43.

     1.44 "JVCO Dedicated Assets" means those assets loaned or leased to JVCO by a Party that are utilized as a necessary part of the JVCO Business, but excluding Shared Assets.

     1.45  "Majority Decision" means a decision of the Board as described in
Section 4.3(e) of this Agreement.

     1.46 "Network Operations Support Center" means the centralized support center which will manage the Underlying Network Facilities which are used by JVCO in connection with its Data Services by providing services such as monitoring, reconfiguring, and troubleshooting.

     1.47 "OCI" means the corporation described in the recitals to this Agreement.

     1.48  "Operating Budget" means the annual operating budget described in
Section 4.5 of this Agreement.

     1.49 "Operating Plan" means the plan for implementing the Business Plan as described in Section 4.5 of this Agreement.

     1.50 "OPTEL" means the corporation described in the preamble to this Agreement.

     1.51 "Optel Pre-Existing Customers" means the customers of OPTEL prior to the Effective Date as set forth on Schedule 1.43.

     1.52 "Optel Combined Service Customers" means the prospective customers of OPTEL for the provision of combined voice and data services as set forth on
Schedule 1.43.

     1.53 "Optel Customer Base" means the group or groups of customers comprised of Small and Medium Business Customers, Optel Pre-Existing Customers and Optel Combined Service Customers.

     1.54 "Optel Outsourced Services" means services provided to JVCO by OPTEL as described in Section 5.2(b) of this Agreement.

     1.55 "Outsourced Services" means services provided to JVCO by the Parties as described in Section 5.2 of this Agreement.

     1.56 "Outsourcing Proposal" means the proposal described in Section 5.2(d) of this Agreement.

     1.57 "Party" and "Parties" mean RHYTHMS and OPTEL and each permitted successor and assign of such Party which executes a written agreement to be bound by the terms of this Agreement.

     1.58 "Percentage Shares" means, as to each Party, the percentage ownership of issued and outstanding Class A Voting Shares of JVCO.

     1.59 "Person" means any natural person, estate, trust, corporation, company, limited liability company, limited company, or other entity, legal or otherwise, recognized at law.

     1.60 "Prime Rate" means the prime rate of interest as published in the Wall Street Journal under the heading "Money Rates" (if there is more than one, then the highest) three editions prior to the date on which the event that gave rise under this Agreement to the need to refer to such Prime Rate.

     1.61 "Quarterly Outlook" means the quarterly forecast described in Section 4.5(b)(ii) of this Agreement.

     1.62 "Receiving Party" means the Person receiving Confidential Information as described in Section 1.17 of this Agreement.

     1.63 "Regulatory Requirements" means all applicable laws, orders, rules, and regulations of any regulatory agency, including, without limitation, individual state and provincial regulatory commissions and the CRTC, which relate to JVCO Customers.

     1.64 "RHYTHMS" means, collectively, the corporations described in the preamble to this Agreement.

     1.65 "Rhythms Outsourced Services" means services provided to JVCO by RHYTHMS as described in Section 5.2(b) of this Agreement.

     1.66  "Seconded Employees" means employees of the Parties described in
Section 5.1 of this Agreement.

     1.67 "Share" means any share or unit representing an equity interest of JVCO under the Articles of Incorporation, regardless of label or designation.

     1.68 "Shared Assets" means those assets loaned or leased to JVCO by a Party that are also utilized as a necessary part of such Party's business to provide data and telecommunications products and services to non-JVCO Customers.

     1.69 "Small and Medium Business Customers" means small and medium-sized business entities in the JVCO Communications Markets as set forth on Schedule 1.43.

     1.70 "Subscription Agreement" means that certain Subscription and Purchase Agreement between RHYTHMS and OCI Communications Inc. dated October 26, 1999.

     1.71 "Telecommunications Provider" means an entity which leases, owns and/or operates Underlying Network Facilities within a Canadian Communications Market other than OPTEL.

     1.72 "Telecommunications Services" means the transmission of communications between and among various geographic locations.

     1.73 "Third Party" means any entity which is not a Party or an Affiliate of a Party to this Agreement.

     1.74  "Unanimous Decision" means a decision of the Board as described in
Section 4.3(d) of this Agreement.

     1.75 "Underlying Network Facilities" means transmission equipment and associated electronics that are used to facilitate Telecommunications Services that are provided by broadband network, including, without limitation, unbundled local loop, wire, cable, fiber optics, private lines, DSOs, DS1s, and DS3s.

     1.76 "Voice Services" means those services that provide the transmission of voice data over DSL.

                                  ARTICLE II

                            CORPORATE ORGANIZATION
                            ----------------------

     2.1 Formation. On or before the Effective Date, the Parties shall cause JVCO to be incorporated as a corporation pursuant to the laws of the Province of New Brunswick. The initial Articles of Incorporation and Bylaws of JVCO shall be in substantially the form attached hereto as Exhibit A and Exhibit B, respectively.

     2.2 Name. The name of JVCO shall be "Rhythms Canada Inc." or such other name as the Board may from time to time determine. The Board will cause to be filed on behalf of JVCO such business name registrations as may from time to time be required by law.

     2.3 Place of Business. The principal place of business of JVCO will be 111 Peter Street, Toronto, Ontario M5V 2H1. The Board may, at any time and from time to time, change the location of JVCO's principal place of business and establish such additional place or places of business of JVCO.

     2.4  Conduct of JVCO Business.

          (a) The Parties shall organize JVCO for the purpose of developing and providing, alone or in combination with others, directly or indirectly, Data Products and Data Services that utilize DSL to JVCO Customers located in the JVCO Communications Markets.

          (b) Each Party shall vote its Shares and shall take all other actions reasonably necessary to ensure that the Articles of Incorporation and Bylaws do not at any time conflict with the provisions of this Agreement. In the event of a conflict between this Agreement and the Articles of Incorporation and Bylaws, the terms of this Agreement shall prevail.

          (c) In order to accomplish and give effect to this Agreement, each Party covenants and agrees to vote, or cause to be voted, the Shares owned by it in accordance with the provisions and intent of this Agreement. Each Party also covenants and agrees that it will at all times vote and act and take all such steps as may be reasonably within its power and use reasonable commercial efforts to cause JVCO to act in accordance with the provisions and intent of this Agreement.

           (d) The operations of JVCO shall be in compliance with all laws applicable thereto and be conducted to avoid the application of any penalty, sanction or loss to JVCO. The Parties will respectively use reasonable efforts to channel to JVCO appropriate business opportunities in the JVCO Communications Markets of which the Parties become aware, and jointly consider ways in which they can promote, support and market the Data Products and Data Services of JVCO, provided that nothing in the foregoing shall be construed to limit either Party in any way from conducting their own Independent Businesses in their sole discretion.

2.5  Independent Organization.

           (a) The Parties agree that JVCO shall be operated by the Board as an independent legal and economic entity in accordance with this Agreement and applicable law. JVCO shall be solely and independently responsible for the Data Products and Data Services, including without limitation (a) the adoption of policies regarding pricing, marketing, sales and promotions, and operations and
(b) the planning and strategic direction of the Data Products and Data Services. The Board, Parties and management of JVCO, in their respective capacities as directors, officers or employees of JVCO, shall at all times act in the best interests of JVCO. Except as set forth herein, neither Party shall be obligated to act in a manner that would be detrimental to their Independent Businesses.

           (b) The Parties agree to provide sufficient personnel and outsourced services to JVCO in accordance with Sections 5.1 and 5.2 of this Agreement and the Business Plan in effect from time to time.

           (c) Each Party hereby assures the other, and further agrees to be responsible for ensuring, that any management or other personnel nominated, appointed or otherwise supplied by it, in their respective capacities as directors, officers or employees of JVCO, shall abide by the terms of this Agreement and act impartially and in the best interests of JVCO. Nothing herein shall be interpreted as precluding or lessening the obligations and duties that directors, officers and employees may have to the Parties or that a Party shall have to its shareholders.

     2.6 Duration of Corporation. The term of this Agreement will commence on the Effective Date and, unless otherwise extended by the mutual agreement of the Parties, will continue until dissolution and termination of JVCO as provided in
Article IX below.

     2.7 Title to JVCO Property. All property owned by JVCO, whether real or personal, tangible or intangible, will be deemed to be owned by JVCO as an entity, and no Party, individually, will have direct ownership of such property. JVCO may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, corporations, trusts or other entities.

     2.8 Partition. No Party, nor any successor-in-interest to any Party, will have the right while this Agreement remains in effect to have the property of JVCO partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of JVCO partitioned, and each Party, on behalf of itself, its successors and assigns, waives any such right. It is the intention of the Parties that during the term of this Agreement, the rights of the Parties and their successors-in-interest, as among themselves, will be governed by the terms of this Agreement, and that the right of any Party or its successors-in-interest to assign, transfer, sell or otherwise dispose of its interest in JVCO's properties will be subject to the limitations and restrictions of this Agreement.

     2.9 Fiscal Year. The fiscal year of JVCO will end on the last day of December of each calendar year.


                                  ARTICLE III

                        CAPITAL STRUCTURE AND FINANCING
                        -------------------------------

     3.1  Capital Structure. The capital structure of JVCO shall be composed of:

          (a) common shares (the "Common Shares") which shall be divided into two classes: (i) an unlimited number of Class A Voting Shares, of which one hundred thousand (100,000) shares shall be issued to RHYTHMS and one hundred thousand (100,000) shares shall be issued to OPTEL pursuant to Section 3.2(a) of this Agreement; and (ii) an unlimited number of Class B Non-Voting Shares which shall be reserved for issuance in the form of options or shares, as determined by the Board, to employees and consultants of JVCO pursuant to incentive agreements and on such terms as approved in accordance with this Agreement; and

          (b) an unlimited number of preferred shares issuable in series, of which ten million (10,000,000) shares of Series A Preferred Shares with a redemption amount of US$1.00 per share shall be issued to OPTEL pursuant to
Section 3.2(b) of this Agreement. The Series A Preferred Shares shall have no voting or conversion rights, but shall earn dividends at a rate of six percent (6%) per annum payable only upon redemption in accordance with Section 3.4. The rights and obligations of the Common Shares and Preferred Shares shall be substantially as set forth in the Articles of Incorporation attached hereto as Exhibit A.

     3.2  Capital Contributions.

          (a) Initial Capital Contributions in Exchange for Class A Voting Shares. On or before the Effective Date, each Party shall subscribe for and purchase one hundred thousand (100,000) Class A Voting Shares at an issue price of US$0.001 per share.

          (b) Initial Capital Contributions in Exchange for Series A Preferred Shares. On or before the Effective Date, OPTEL shall subscribe for and purchase one million (1,000,000) shares of Series A Preferred Shares at an issue price of US$1.00 per share. No later than fifteen (15) Business Days following approval of the initial Business Plan by the Board, OPTEL shall subscribe for and purchase the remaining nine million (9,000,000) shares of Series A Preferred Shares at an issue price of US$1.00 per share.

     (c) Third-Party Financing. Notwithstanding the power of the Board to obtain additional capital contributions from the Parties pursuant to Section 3.2(d), the Parties intend that JVCO shall be self-financed with (i) debt financing from Third Parties, without such financing involving any recourse to the Parties as shareholders of JVCO, and/or (ii) equity financing through private placements to Third Parties and/or an initial public offering by JVCO.

     (d) Installments of Capital Contributions. To the extent that JVCO is unable to receive sufficient amounts of financing through Third Parties, the Parties shall be obligated to provide additional capital contributions through installments as set forth in the Annual Budgets and as approved by the Board ("Capital Calls").

          (i) At the beginning of each fiscal quarter, each Party shall contribute to JVCO such cash amounts as required by the Capital Call identified in the Quarterly Outlook preceding such fiscal quarter.

          (ii) Each Party's obligation to make its share of each installment of additional capital contributions shall be subject to satisfaction, on or before the beginning of the fiscal quarter for which such installment would otherwise be due, of the following conditions:

                (A) JVCO shall be validly existing and in good standing under the laws of New Brunswick, as indicated by a Certificate of Status from the Province of New Brunswick;

                (B) all regulatory and legal requirements applicable to payment of such installment shall have been met; and

                (C) the other Party shall have contributed each installment of its capital contribution required to have been contributed by it pursuant to this Section 3.2(d).

          (iii) In exchange for additional capital contributions under this
Section 3.2(d), the Parties shall receive additional Class A Voting Shares in the amount of X/Y, where X is the amount in Canadian dollars of each individual capital contribution, and where Y is the fair market value per Class A Voting Share in Canadian dollars at the time of the contribution as determined in good faith by the Board of Directors.

          (iv) Either Party may notify the other Party within ten (10) Business Days of receiving notice of a required capital contribution approved by the Board (an "Installment Notice") of such Party's intention not to pay the required installment by the date such installment would otherwise be due (a "Non-Payment Notice"). The Party providing the Non-Payment Notice shall have a ninety (90) day cure period from the date of the Installment Notice in which to pay the required installment. If a Party either (i) fails to provide a Non-Payment Notice and fails to pay the required installment or (ii) provides a Non-Payment Notice and fails to pay the required installment within ninety (90) days of the Installment Notice, then such Party shall be deemed in default of its capital contribution installment requirement (the "Defaulting Party"). If the other Party has paid its required installment (the "Paying Party"), such Paying Party shall have the option of also paying the Defaulting Party's installment whereupon the total number of additional shares of Class A Voting Shares provided pursuant to Section 3.2(d)(iii) shall be issued to the Paying Party.

          (e)  No Further Funding Obligations. Except as provided in this
Section 3.2, neither Party will be obligated to make contributions to the capital of JVCO, lend any funds, or otherwise advance or contribute any additional funds to JVCO.

          (f) Limitation on Repayment of Capital Contributions. Except for dividends on Series A Preferred Shares, no interest or dividends will accrue on any contributions to the capital of JVCO, and no Party will have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in JVCO, including without limitation as a result of its withdrawal from JVCO, except as specifically provided in this Agreement.

     3.3 Dividend Policy. The Parties acknowledge and agree that the Business Plan contemplates the use of retained earnings to fund the growth of the JVCO Business. JVCO shall have the right, but not the obligation, to pay dividends to the Parties hereunder subject to approval by the Board.

     3.4 Redemption of Series A Preferred Shares. OPTEL shall have the right to redeem all or any portion of its Series A Preferred Shares, payable by JVCO in cash based on the initial purchase price per share plus any accumulated dividends for any shares redeemed, upon the occurrence of any of the following events:

          (a) the sale by RHYTHMS of any equity holdings of OCI (in which event the Series A Preferred Shares may be redeemed on a pro rata basis with the percentage sale of OCI equity holdings sold);

          (b) the receipt by JVCO of at least twenty-five million U.S. dollars (US$25,000,000) through an arm's length financing transaction with a Third Party;

          (c) the confirmation by the JVCO Auditor of JVCO achieving positive EBITDA; or

          (d) the third anniversary date of the Effective Date and/or any subsequent anniversary date thereafter.


                                  ARTICLE IV

                                  MANAGEMENT
                                  ----------

     4.1  Board of Directors.

          (a) Except as otherwise expressly provided in this Agreement, the Parties hereby delegate to the Board of Directors of JVCO all power and authority to manage the business and affairs of JVCO.

          (b) JVCO shall be governed by a board of directors (the "Board") comprised of four directors (the "Directors") with each Party entitled to nominate two (2) Directors. The initial nominees are set forth on Schedule 4.1(a) to this Agreement. The Parties agree to elect the foregoing nominees at any shareholder meeting (or any proposed action by written consent) for the purpose of electing Directors to the Board.

          (c) If the Percentage Shares of the Parties are no longer equal, the composition and size of the Board will change as follows:

               (i) In the event that a Party's Percentage Share equals or exceeds sixty percent (60%), such Party shall be entitled to nominate one (1) additional Director for a total of three (3) Directors on the Board representing such Party. The Parties agree to (i) approve any action necessary to increase to five (5) the authorized number of Directors on the Board, and (ii) elect the foregoing additional nominee at any shareholder meeting (or any proposed action by written consent) for the purpose of electing Directors to the Board.

               (ii) In the event that a Party's Percentage Share equals eighty percent (80%), such Party shall be entitled to nominate two (2) additional Directors for a total of four (4) Directors on the Board representing such Party. Accordingly, the other Party with a Percentage Share equal to or below twenty percent (20%) will only be entitled to nominate a total of one (1) Director on the Board representing the other Party.

               (iii) In the event that a Party's Percentage Share exceeds eighty percent (80%), such Party shall be entitled to nominate all Directors and the other Party with a Percentage Share below twenty percent (20%) will no longer be entitled to nominate any Director on the Board representing the other Party.

               (iv) If a Party's Percentage Share is greater than or equal to sixty percent (60%) but less than or equal to eighty percent (80%), such Party shall be entitled to representation on the Board in proportion to such Party's Percentage Share. In order to effectuate such proportionate representation, the Parties agree to (A) approve any action necessary to increase the authorized number of Directors on the Board (B) elect the requisite number of nominees in the manner described herein in order to adjust the Board composition to reflect the Parties' Percentage Shares.

          (d) Subject to the nomination provisions of Sections 4.1(b) and 4.1(c), if a Director dies, resigns, or becomes incapacitated, the Party that nominated such Director will designate a replacement to serve until the election of a new Director can be held.

          (e) The Chairperson of the Board will serve for a term of one (1) calendar year and will be designated by RHYTHMS for terms in even numbered years and by OPTEL for terms in odd years. If a Party's Percentage Share falls below forty percent (40%), such Party shall lose the right to designate the Chairperson and the other Party holding a Percentage Share above sixty percent (60%) will be entitled to designate the Chairperson. The initial Chairperson, whose term will end December 31, 2000, will be Scott Chandler.

          (f) The Board will meet once each quarter (unless different intervals are designated in writing by the Board). Meetings may also be called for any purpose by the Chairperson forthwith upon receipt of a written request from a Director or the President. Board meetings may be held by telephone. Written notice of the time, place and purpose of any meeting of the Board will be given by the Chairperson to each Director at least ten (10) Business

Days prior to such meeting unless a shorter period of written notice is agreed in writing to by all Directors. Each Director will be informed in writing not less than five (5) Business Days in advance of any meeting of the agenda or matters to be presented to the meeting; provided, however, that in the case of emergency matters regarding JVCO or its business, the Chairperson and the President may call a meeting of the Board by sending a written notice containing the reason for such meeting to each Director at least forty eight (48) hours prior to such meeting. Any matter, whether or not on the agenda may be raised at any meeting at which all four (4) Directors are present, provided that if any Director objects to discussion of a matter not on the agenda, that matter will not be discussed until the next meeting with respect to which such matter appears on the agenda. Minutes of the Board meetings will be recorded. These minutes will be circulated to each Director for approval as soon as practicable following the relevant Board meeting. Upon adoption, the minutes will be signed in counterparts by each member and filed at JVCO's principal office.

     4.2  Officers.

          (a) Directions from the Board will be executed through the President. The President will be responsible for the management of the day-to-day operations of JVCO in accordance with the Business Plan and Operating Plan and will have such other powers and duties as may be assigned by the Board from time to time. The President's salary, benefits, and expenses will be funded by JVCO. The President will report directly to the Board and will be an ex officio member of the Board without voting privileges. Without limiting the foregoing, the President will have the duty and power to:

               (i) retain, hire, and terminate all permanent and temporary employees of JVCO;

               (ii) supervise and review the performance of all employees of JVCO and to direct their efforts in accordance with this Agreement, the Business Plan and Operating Plan, and any other direction from the Board;

               (iii) oversee and implement the preparation of the Business Plan and Operating Plan, and participate in the preparation of the Annual Budgets, Quarterly Outlooks and related financial reports; and

               (iv) approve any payment or other disbursement of funds on behalf of JVCO in amounts up to US$10,000 as well as such larger amounts up to US$250,000 for specific expenditures contained in the current Annual Budgets as approved by the Board.

          (b) The President may be terminated or removed from performing any and all duties for JVCO, including, without limitation, managing the day-to-day operations of the same, upon the affirmative vote of any two Directors of the Board.

     4.3  Authority of the Board and Officers.

          (a) JVCO's business and affairs will be managed by or under the direction of the Board in accordance with the Business Plan, Operating Plan and Annual Budgets.

          (b) Except as otherwise provided in this Agreement, any action to be taken by the Board will require a majority vote of the total number of Directors. Each Director shall be entitled to one (1) vote on each issue before the Board. A majority of the total number of Directors will constitute a quorum of the Board, provided, however, that at least one Director representing each of the Parties must be present for a quorum to exist. No action may be taken by the Board unless a quorum is present, provided, however, in no event will any Unanimous Decision be adopted by the Board if less than all of the Directors are in attendance or consent in writing to such Unanimous Decision. No individual Party will have the authority to act for, or to assume any obligation or responsibility on behalf of the other Party or JVCO unless, and then only to the extent, authorized to do so by the Board in writing or by further written agreement between the Parties.

          (c) So long as each Party has a Percentage Share of at least forty percent (40%), all Unanimous Decisions and Majority Decisions by or on behalf of JVCO will be made by the Board acting by the unanimous consent of all Directors. In the event that a Party's Percentage Share exceeds sixty percent (60%), all Majority Decisions will be made by the Board acting by the simple majority consent of Directors. In the event that a Party's Percentage Share exceeds eighty percent (80%), all Unanimous Decisions and Majority Decisions will be made by the Board acting by the simple majority consent of Directors.

          (d) As used in this Agreement, and subject to Section 4.3(c), the term "Unanimous Decisions" will include:

               (i) approval of the addition of a new Person as a Party to this Agreement and determination of the terms and conditions pursuant to which such Person will be added whether as a result of (A) a transfer and sale of a Party's interest in accordance with Section 7.1(d); or (B) a request to admit an additional Party pursuant to Section 7.3;

               (ii)   a decision as to whether to effect a dissolution of JVCO;

               (iii) amendments to the Articles of Incorporation or Bylaws of JVCO;

               (iv)   approval of a change in the capital structure of JVCO;

               (v) approval of the payment of dividends or distributions on the equity securities of JVCO in accordance with the Articles of Incorporation and as specified in the Articles of Amendment for the Series A Preferred Shares;

               (vi) approval of a high-yield debt offering or initial public offering of JVCO equity securities, including the timing, nature, and investment bank selection;

               (vii) execution or amendment of any material agreement (other than the execution of this Agreement and the Ancillary Agreements referred to in
Schedule 1.3) between JVCO and any Party (or any of its Affiliates);

               (viii) approval of a change of the location of JVCO's principal place of business;

               (ix) approval of all additional capital contributions whether or not reflected in the Business Plan and/or Operating Plan;

               (x) establishment of reasonable funded reserves to provide for payment of any JVCO operating expenses, debt payments, and capital expenditures;

               (xi) approval of all material activities of JVCO not in the ordinary course of business, including, without limitation, (A) the disposition of all or substantially all of JVCO's assets or other business interests; (B) any acquisition or divestiture by JVCO of any interest in a business entity and the merger of JVCO with any other entity; (C) the borrowing of funds or incurring of other liabilities not in the ordinary course of business by JVCO;
(D) the creation of any mortgage, security interest, lien or other encumbrance on JVCO property; and (E) the making by JVCO of any loans, granting any credit, entering into any guaranties or giving any indemnities;

               (xii) appointment of the President and any other senior officers of JVCO;

               (xiii)  appointment of the Independent Appraiser;

               (xiv) determination of the (A) date by which the Fair Market Value will be determined; and (B) assumptions, if any, to be provided to and used by the Independent Appraiser;

               (xv) determination of the number of additional Class A Voting Shares received by the Parties in exchange for capital contributions in accordance with Section 3.2(d)(iii);

               (xvi) review and approval of each business case for a proposed new Data Product and/or Data Service to be offered by JVCO; the business case will include, without limitation, an assessment by OPTEL of the feasibility of offering the proposed new Data Products and/or Data Services utilizing the existing Underlying Network Facilities architecture within each of the JVCO Communications Markets. Such business cases may be presented to the Board individually or as part of a proposed Business Plan;

               (xvii) approval of the addition and/or removal of a JVCO Communications Market from Schedule 1.42;

               (xviii) approval of the addition of residential customers as JVCO Customers;

               (xix) approval of any individual expenditure in excess of US$250,000 regardless of its inclusion in any Annual Budget; and

               (xx) adjustment of the amount of individual expenditures subject to approval by Majority Decision in accordance with Section 4.3(e)(i).

          (e) As used in this Agreement, and subject to Section 4.3(c), the term "Majority Decisions" will include:

               (i) approval of any individual expenditure of more than US$10,000 which is not included in the Annual Budget, provided that the Board will use its best efforts to incorporate into the Annual Budgets, each individual expenditure over US$10,000. The Board has the authority by Unanimous Decision to raise or lower the amounts subject to its approval. In the event the Board receives information from the President that a revenue assumption or any other financial assumption contained in a Business Plan, Operating Plan or Annual Budget will not occur, the Board will have the right to withdraw its approval of any individual expenditure which was approved in reliance on such assumption. Notwithstanding the foregoing, the Board must approve by Unanimous Decision each individual expenditure in excess of US$250,000 regardless of its inclusion in any Annual Budget;

               (ii) approval of all Business Plans, Operating Plans, Annual Budgets, Quarterly Outlooks, and Human Resources Plans, including any additional capital contributions reflected therein, as well as any revisions to approved Business Plans, Operating Plans, Annual Budgets, Quarterly Outlooks, and Human Resources Plans; provided, however, that with regard to a Party's Outsourcing Proposal, a price overrun of twenty percent (20%) or less than the price reflected in such Party's Outsourcing Proposal will not be considered a revision to the Annual Budget;

               (iii) approval of all material contracts of JVCO including those involving (A) nonstandard terms and conditions and sales revenue to JVCO or obligations of JVCO in excess of US$100,000; and (B) standard terms and conditions and sales revenue to JVCO or obligations of JVCO in excess of US$500,000;

               (iv) approval of the adoption or change of any significant tax and accounting policies or elections;

               (v) approval of any action to be taken in response to a communication received by the JVCO Auditor not in the ordinary course of business;

               (vi) approval of the purchase, lease or other acquisition of any real property interests;

               (vii) approval of material decisions with respect to any judicial, administrative, or other proceeding by or against JVCO or referencing the JVCO name;

               (viii) approval of the selection, use, licensing and sale of any and all JVCO trade marks, trade names and service marks;

               (ix) approval of the appointments and changes of JVCO's outside accountants (the "JVCO Auditor"), attorneys and other professional advisors;

               (x) selection of all vendors to provide material outsourced services to JVCO and determination of whether to engage in a competitive bid process for the selection of such vendors in accordance with Section 5.2(e);

               (xi) determination of whether a JVCO function, other than those being provided by each of the Parties, will be performed through outsourced services; and

               (xii) selection of the vendor to provide any outsourced services to JVCO, including, without limitation, choosing between substantially competitive bids submitted by two or more Parties and/or Affiliates.

     4.4 Provisions for Dealing with Board Deadlock. In the event that the Board shall fail to reach agreement on any material matter before it after deliberating upon such matter at any properly constituted Board meeting (such failure to be hereinafter referred to as a "Deadlock"), any Director may, upon simultaneous notice to the Parties and the other Directors, refer such matter to the Parties for resolution by them. Such Director's notice shall be accompanied by a memorandum or other form of statement setting out such Director's position on the matter in dispute and such Director's recommendation. The other Directors may also prepare and distribute memoranda or other forms of statement. If a dispute is so referred to them, the Parties shall, within ten (10) Business Days from the date of such notice, confer in good faith with a view toward resolving such matter and, if it is appropriate, shall cause the Directors to take such action as is necessary to resolve such matter in the manner agreed by the Parties. The failure to resolve an issue under this Section by referral to senior management of the Parties shall specifically not create any right to utilize the arbitration procedures in Section 10.10.

     4.5  JVCO Plans and Budgets.

          (a) Business Plans and Operating Plans. The Board will cause to be prepared annually a five year business plan ("Business Plan") which will include an analysis of all strategic development and marketing plans for JVCO, including, without limitation, JVCO's network deployment plan, as well as an operating plan for a two-year period describing the manner in which JVCO will implement such Business Plan (the "Operating Plan"). OPTEL agrees to submit for inclusion in the Business Plan a description of its five-year plan, including, without limitation, projected milestones, for constructing or deploying Underlying Network Facilities within each of the JVCO Communications Markets. The initial Business Plan, together with the supporting financial information, is attached hereto as Schedule 4.5(a), and the Parties recognize that such financial information is subject to further review and approval by the Board.

          (b)  Budgets and Forecasts.

               (i) Operating Budget and Capital Budget. The Board will cause to be prepared an annual operating budget ("Operating Budget") and an annual capital expenditures budget ("Capital Budget") (collectively, the "Annual Budgets") for each fiscal year of JVCO, commencing with the fiscal year ending December 31, 2000, on or before ninety (90) days prior to the commencement of such fiscal year. The Board will review the Annual Budgets which will not be effective until unanimously approved by the Board. Should the Board be unable to agree on the Annual Budgets for any fiscal year, the Annual Budgets for the preceding fiscal year will remain in effect for a maximum of ninety (90) days at a level not less than one hundred percent (100%) of each of the Annual Budgets for the prior fiscal year, during which time the Board will use all reasonable efforts to agree upon the Annual Budgets for the period in question. The initial Annual Budgets for the Fiscal Year ending December 31, 2000 will be prepared no later than forty-five (45) days after the Effective Date and submitted to the Board for its consideration. The Operating Budget will set forth in reasonable detail (a) the authorized expenses on a quarterly basis of each functional area of JVCO, (b) estimated revenue by product and distribution channel on a quarterly basis, (c) a projected profit and loss statement for the fiscal year on a quarterly basis, (d) a projected balance sheet as of each quarter of each fiscal year, (e) a schedule of projected cash flow, including estimated Party and capital contributions for each quarter of each fiscal year and (f) any other information any member of the Board may reasonably request. The Capital Budget will set forth and itemize in reasonable detail amounts to be committed or expended on a quarterly basis for equipment, leasehold improvements and other capitalized items and any other items as any member of the Board may reasonably request.

               (ii) Quarterly Outlook. The Board will cause to be prepared a quarterly forecast in such detail and for such periods as the Board may reasonably request (a "Quarterly Outlook") to be prepared at least thirty (30) days prior to commencement of the applicable fiscal quarter. The Board will review the Quarterly Outlooks which will not be effective until unanimously approved by the Board. All cash required to be contributed by the Parties to JVCO in the next succeeding calendar quarter will be reflected in the Quarterly Outlook.

     4.6  Accounting and Internal Controls.

          (a) JVCO will conduct its business at all times in accordance with high standards of business ethics and maintain JVCO's accounts in accordance with generally accepted accounting principles consistently applied and specifically, will:

               (i) maintain full and accurate books, records, and accounts which will, in reasonable detail, accurately and fairly reflect all transactions of JVCO; and

               (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with general or specific authorizations, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and all tax information returns, and to maintain accountability for assets.

          (b) JVCO books will be kept on the accrual method of accounting, and will be closed and balanced at the end of each fiscal year. JVCO's books, records and accounts shall be audited annually by such independent certified public accountant as may be selected by the Board from time to time. The Board will make such tax elections as may be necessary or desirable and will direct JVCO's tax advisor to file them accordingly. The Board will cause the timely preparation and filing of all required federal and provincial income tax returns. Unless otherwise agreed in writing by the Parties, the Board will use reasonable efforts to submit any tax filing to each Party for review and approval at least thirty (30) days prior to its due date plus all extensions. The Board will also provide to each Party all JVCO information necessary to prepare the Party's tax return. This information will be furnished to the Parties by the original due date of JVCO's tax return (including all extensions) unless otherwise agreed to in writing by the Parties.

     4.7 Access to Books and Records. JVCO will permit each Party or its authorized representative to visit and inspect the properties of JVCO, including its corporate and financial records, during normal business hours following reasonable notice and as often as may be reasonably requested.


                                   ARTICLE V

                             CONTRIBUTED RESOURCES
                             ---------------------

5.1  Seconded Employees.
     ------------------

          (a) The Parties intend that JVCO initially operate with a minimal number of employees hired by JVCO. In lieu of hiring employees by JVCO , the Parties shall make certain of their own employees available to JVCO on a temporary or secondment basis (the "Seconded Employees") in accordance with the Human Resources Plan attached hereto as Schedule 5.1(a).

          (b) Each calendar quarter (as soon as practicable but in no event later than thirty (30) days after the end of such quarter), JVCO will reimburse each Party that provided Seconded Employees for the actual salary of each of its Seconded Employees plus all costs related to attendant benefit and overhead allocations and all other expenses directly incurred by the Party for each Seconded Employee. Seconded Employees will not be eligible for incentive or performance bonuses specific to the Party or Affiliate from which they were seconded after the date of secondment, but will be eligible for a JVCO incentive or performance bonus of up to forty percent (40%) of his or her base salary. Notwithstanding the foregoing, the Parties acknowledge that it is their intention that as JVCO implements the Business Plan, JVCO will hire permanent employees as is reasonable under the circumstances.

          (c) All tangible and intangible work product including, without limitation, inventions (whether or not patentable), works of authorship, computer programs, trade secrets, proprietary information, algorithms, patents, copyrights, and other technology, information, and intellectual property of Seconded Employees in the course of their services to JVCO will be owned solely by JVCO and will be deemed to be Confidential Information of JVCO. Each Party providing Seconded Employees (i) will make any assignments necessary to accomplish the foregoing and (ii) represents that it has appropriate agreements with its Seconded Employees to ensure that it is entitled to make such assignments.

          (d) JVCO, or its successor, shall have the right to offer permanent employment to all Seconded Employees with the prior written consent of the Party which employs such Seconded Employee.

          (e) At such time as an employment opportunity arises within JVCO, each of the Parties will be provided with a written description of the vacant position. The job description will at a minimum identify the responsibilities of the position as well as any required skills and qualifications. A Party will have two (2) weeks from receipt of each job description to provide the President with a list of all interested employees interested in the subject position. Nothing in this Section 5.1(e) will preclude JVCO from conducting a search for candidates external to the Parties subsequent to giving the Parties notice of the vacant position.

          (f) A Party will provide JVCO with written notice of its intent to remove a Seconded Employee from JVCO ninety (90) days prior to the date of such removal and will not remove such Seconded Employee until the expiration of such notice without the consent of the other Parties.

     5.2 Outsourced Services. Certain functions of the JVCO Business will be outsourced by JVCO for performance by the Parties or their Affiliates as follows:

          (a) RHYTHMS will provide to JVCO at its Direct Cost, any and all of the following functions as outsourced services (collectively, the "Rhythms Outsourced Services"):

               (i) marketing functions related to JVCO's offering of Data Products and Data Services, including, without limitation, product development, product management, vendor relations, direct sales of U.S. ISPs/carriers by RHYTHMS' U.S. Affiliates, indirect sales of U.S. ISPs/carriers, channel support, market communications, and brand advertising;

               (ii) operational functions related to JVCO's provision and maintenance of Data Products and Data Services, including, without limitation, ordering, planning/design of capacity management, providing customer support services, vendor relations relating to network equipment, and technical support;

               (iii) logistical functions related to JVCO's procurement of Customer Premises Equipment and Data Network Equipment to be used in its provision of Data Products and Data Services including supply, installation and maintenance; and

               (iv)   Data Products and Services Support Center.

          (b) OPTEL will provide to JVCO, at its Direct Cost, any and all of the following functions as outsourced services (collectively, the "Optel Outsourced Services"):

               (i) Network Operations Support Center for Underlying Network Facilities (specifically, the unbundled local loops);

               (ii) Underlying Network Facilities planning, engineering, installation and maintenance (specifically, the ordering of unbundled local loops, collocation space, and DS-3 connectivity);

               (iii) power, space and communications for OPTEL-owned Data Network Equipment to be leased to JVCO and located in ILEC central offices for each of the JVCO Communications Markets; and

               (iv) where available, office space and attendant support for all individuals who will be located in each of the particular JVCO Communications Markets for the purposes of staffing JVCO's business activities which will be charged at direct cost.

          (c) Within sixty (60) days from the Effective Date, the Board will determine which Parties will perform the necessary administrative functions related to JVCO's marketing, offering and maintenance of Data Products and Data Services, including, without limitation, invoicing, collections, cash management, payroll, accounting and taxes. Each of the Parties will submit to the Board:

               (i) within ten (10) Business Days of the Effective Date, written notice informing the Board whether or not the Party is interested in performing such functions; and

               (ii) subject to a Party having informed the Board of its interests by complying with Section 5.2(d) below within thirty (30) days of the Effective Date, an Outsourcing Proposal for such administrative functions as well as such other information as the Board may reasonably request to assist in making this decision.

In its review of the foregoing information, the Board will take into consideration those factors described in Section 5.2(e) below. Each Party agrees to reasonably cooperate with the Board to achieve the purposes of this Section 5.2(c).

          (d) Each Party will submit annually, for inclusion in the Annual Budgets, a proposal detailing the functions that it will perform on behalf of JVCO during the ensuing year as well as the projected costs to be charged to JVCO for such functions (each proposal, an "Outsourcing Proposal"). Further, in the event JVCO requests a change in the scope of work pursuant to the Outsourcing Proposal, the affected Party will submit a proposal of the projected costs, if any, associated with such change ("Change Order Proposal") for appropriate review and approval by JVCO. To the extent that the actual costs charged by a Party to JVCO exceed twenty percent (20%) of the estimated cost originally contained in such Party's Outsourcing Proposal and/or Change Order Proposal, the Board will decide by Unanimous Decision whether such cost overrun will be paid by JVCO.

          (e) The Board may determine by a Unanimous Decision that certain functions of the JVCO Business other than those described in either Section 5.2(a) or Section 5.2(b) may be outsourced to Third Parties. In making a determination regarding the appropriate Third Party vendor to provide a function to be outsourced, the Board may entertain an offer by one or more of the Parties (or their Affiliates) to provide such functions; provided, however, the Board may solicit a Third Party vendor to provide any such services pursuant to a competitive bid process following the following guidelines:

               (i) Any Party (or any of its Affiliates) will be afforded ample opportunity to submit a bid;

               (ii) If a Party (or any of its Affiliates) submits a bid that is substantially competitive with the best bid the Board receives from a Third Party, then, in making its selection, the Board will prefer the bid of such Party or Affiliates to that of any Third Party vendor. Whether a bid of a Party or Affiliate is substantially competitive will be decided by a Unanimous Decision of the Board. In making this decision, the Board will take into consideration the following factors (which are not listed in order of importance):

                      (A) the nature and experience of the bidder in providing the service in question or in providing like services to the service in question;

                      (B) the specifications of the service offered by the bidder (including but not limited to any special terms, the specified technical support, the time of performance and the level of resources to be dedicated to the service);

                      (C) the response time and contingency facilities and arrangements offered by the bidder to address routine and extraordinary problems;

                      (D) any cost savings to JVCO as a result of the particular specifications offered by the bidder in question; and

                      (E) the price for the service, provided, however, that a bid which is no more than 5% higher in price will be deemed substantially competitive if all other relevant factors are deemed equal;

               (iii) In the event two or more Parties and/or Affiliates submit bids that are substantially competitive, the Board will use the same factors in
Section 5.2(e)(ii) above to determine by Unanimous Decision which of these bids is more substantially competitive than the other(s) and, further, will award the bid to such Party or Affiliate having the most substantially competitive bid; and

               (iv) In the event that a Party's (or any of its Affiliates') bid is not substantially competitive with the best bid the Board receives from a Third Party, such Party or Affiliate will be entitled to modify its bid to make it substantially competitive with the best bid submitted by a Third Party vendor.

     5.3  Optel Leased Assets.

          (a) The Parties acknowledge that, due to the initial fifty percent (50%) ownership of JVCO by a non-Canadian entity, the Telecommunications Act of Canada will not permit JVCO to qualify as a Canadian Carrier or to own, lease or operate certain telecommunications assets ("Canadian Carrier Telecommunications Assets"). OPTEL shall provide JVCO with long-term lease arrangements, providing access to and use of any and all Canadian Carrier Telecommunications Assets necessary for the conduct of JVCO Business. OPTEL shall propose, for approval by the Board, lease arrangements, on commercially reasonable terms, for Canadian Carrier Telecommunications Assets that will be owned and operated by OPTEL and purchased expressly for the use of JVCO as set forth on Schedule 5.3(a) (the "Optel Leased Assets"). Such lease arrangements shall provide terms describing the assets provided by OPTEL, the services provided by OPTEL to operate the assets, the lease payment terms from JVCO to OPTEL, and any financing guarantee obligations of JVCO or the Parties as a condition of any Third Party financing required for OPTEL to purchase or lease the Optel Leased Assets. RHYTHMS hereby acknowledges and agrees that RHYTHMS will guarantee one half of any obligation that JVCO has to OPTEL with respect to the financing of any Optel Leased Assets.

          (b) For any telecommunications equipment or property provided by RHYTHMS to OPTEL or JVCO, RHYTHMS agrees to provide such telecommunication equipment or property at Direct Cost.

          (c) In the event that the Telecommunications Act of Canada is amended or the percentage ownership of JVCO changes to permit JVCO to own Canadian Carrier Telecommunications Assets, JVCO shall have the option to purchase the Optel Leased Assets that OPTEL had previously provided to JVCO pursuant to
Section 5.3(a) above. JVCO shall have the right to (i) purchase the Optel Leased Assets at book value, and/or (ii) in the case of assets subject to lease agreements entered into by OPTEL on behalf of JVCO, assume the lease obligations for the Optel Leased Assets at Direct Cost.

          (d) Within one hundred twenty (120) days of becoming eligible to own Canadian Carrier Telecommunications Assets, JVCO will notify OPTEL of its intention to purchase the Optel Leased Assets. Once JVCO notifies OPTEL of such intention, JVCO and OPTEL shall have one hundred twenty (120) days to complete the purchase of Optel Leased Assets by JVCO.

     5.4  Trademark Licenses.

          (a) The Data Products and Data Services will be offered by JVCO using the "Rhythms" service mark.

          (b) RHYTHMS shall grant to JVCO a non-exclusive license for the use of RHYTHMS trade/service marks and trade names in the JVCO Business under the terms of a license agreement in substantially the form attached hereto as Schedule D.

     5.5 Technology Licenses. The Parties shall negotiate in good faith and enter into technology licensing agreements between (a) RHYTHMS and JVCO, and (b) OPTEL and JVCO in substantially the form attached hereto as Schedule E.


     5.6  Non-Competition; Other Businesses.

          (a) JVCO Customers. Except as otherwise provided in this Agreement, the Parties intend that JVCO will have the exclusive right to market and provide the Data Products and Data Services to JVCO Customers within the JVCO Communications Markets. Except as otherwise provided in this Agreement, the Parties and their Affiliates will not engage in or benefit from, directly or indirectly, the marketing and providing of any Data Products or Data Services, as identified in Schedule 1.25, to JVCO Customers in any JVCO Communications Markets throughout the term of this Agreement. Unless the Parties mutually agree in writing to the contrary or except as provided in this Agreement: (i) all Data Products and Data Services will be provided to JVCO Customers in JVCO Communications Markets as products and services of JVCO; (ii) no Party will engage in any solicitation of JVCO Customers for Data Products or Data Services; and (iii) JVCO will not market directly to non-JVCO Customers.

          (b) Non-JVCO Customers. The Parties intend that JVCO will be the supplier of choice for RHYTHMS and OPTEL for marketing and providing the Data Products and Data Services (except in the case of OPTEL, Voice Services) to all other customers within the JVCO Communications Markets that are not JVCO Customers. JVCO shall have the right of first refusal to supply Data Products and Data Services to RHYTHMS or OPTEL for such non-JVCO Customers.

               (i) Proposed Non-JVCO Customers. The Party planning to provide Data Products or Data Services to non-JVCO customers within the JVCO Communications Markets shall send written notification to the President of JVCO specifying the customer and the customer's requirements for Data Products and/or Data Services (the "Customer Requirement Notice"). Within three (3) Business Days of receipt of a Customer Requirement Notice, the President shall notify the Party submitting such Customer Requirement Notice of the decision of JVCO to elect to either accept or decline the opportunity of providing Data Products and/or Data Services under the terms of the Customer Requirement Notice. If JVCO elects to decline such opportunity, the Party may submit the Customer Requirement Notice (under the same terms submitted to JVCO) to an alternate supplier or suppliers of data products and services, with a copy provided to the President of JVCO.

               (ii) Existing Non-JVCO Customers. If for performance or market coverage reasons, a Party determines that JVCO is not adequately addressing the needs of such Party's non-JVCO Customer, such Party shall send written notification to the President of JVCO specifying the customer and the modifications in products or services necessary to satisfy such non-JVCO customer's requirements for Data Products and/or Data Services (the "Customer Requirement Modification Notice"). Within three (3) Business Days of receipt of a Customer Requirement Modification Notice, the President shall notify the Party submitting such Customer Requirement Modification Notice of the decision of JVCO to elect to either accept or decline the opportunity to continue providing Data Products and/or Data Services under the terms of the Customer Requirement Modification Notice. If JVCO elects to decline such opportunity, the Party may submit a revised Customer Requirement Notification (under the same terms of the Customer Requirement Modification Notice submitted to JVCO) to an alternate supplier or suppliers of data products and services, with a copy provided to the President of JVCO.

               (iii) A Party shall be permitted to provide the data products and services of an alternate supplier to non-JVCO Customers pursuant to subsections 5.6(b)(i) and 5.6(b)(ii), above, notwithstanding the intention of the Parties that JVCO be the supplier of choice as provided in Section 5.6(b).

          (c) Optel Customers. OPTEL intends to use JVCO Data Products and Data Services (excluding Voice Services) when marketing to (i) Small and Medium Business Customers, (ii) Pre-Existing Optel Customers, and (iii) Optel Combined Service Customers (collectively, the "Optel Customer Base"). If for performance or market coverage reasons, the Parties determine that OPTEL is not adequately addressing the needs of customers in the Optel Customer Base, JVCO may amend its Business Plan to provide JVCO Data Products and Data Services directly to customers in the Optel Customer Base.

          (d) Joint Marketing to Rhythms Customers. The Parties intend that JVCO may engage in certain joint marketing efforts with RHYTHMS to target existing customers of RHYTHMS as set forth on Schedule 1.43 which have facilities located in each of the JVCO Communications Markets.

          (e) Voice Services. In the event that JVCO determines to provide Voice Services to JVCO Customers, the Parties intend that JVCO will contract with OPTEL to supply the necessary switched services required to provide Voice Services and that OPTEL will supply such switched services on a basis that is substantially competitive with other Third Party providers.

           (f)  Transfer Pricing.  For the two (2) year period following the
                ----------------
effective Date, JVCO shall supply RHYTHMS and OPTEL with Data Products and Data Services for provision to the respective customers of RHYTHMS and OPTEL in the JVCO Communications Markets at prices and terms no less favorable than those prices and terms for similar Data Products and Data Services provided or offered by JVCO to any other JVCO Customer (based on similar scope, volume and customer requirements) ("Transfer Pricing"). Upon the second anniversary of the Effective Date and each year thereafter, the Parties agree to review the current Transfer Pricing, with the intention of implementing a pricing system to RHYTHMS and OPTEL based on incremental cost. Incremental cost includes variable or direct costs (included in the Business Plan as variable cost of sales), plus the average semi-variable cost per line item (including the fixed cost of sales and operating costs) calculated over the subsequent twelve (12)-month period across all Canadian communications markets, in accordance with the approved Annual Budget. If the calculated amount of incremental cost exceeds the current Transfer Pricing, incremental cost-based pricing to RHYTHMS and/or OPTEL will not be implemented for that twelve (12)-month period.

           (g)  Non-Competition Following Withdrawal from JVCO. Except as
                ----------------------------------------------
provided in Sections 5.6(b) and 5.6(c), no Party will represent, establish or maintain an independent or separate visibility or presence in the JVCO Communications Markets with regard to any of the Data Products or Data Services. The Parties further agree that upon a Party's withdrawal from or transfer of its entire interest in JVCO, for any reason (except for an Event of Withdrawal), such Party and its Affiliates will not engage in or benefit from, directly or indirectly, the marketing and providing of any Data Products or Data Services to JVCO Customers in any JVCO Communications Market for a period of one (1) year from the effective date of such withdrawal or transfer; provided, however, that
                                                        --------  -------
this non-compete obligation will be limited to those (A) Data Products and Data Services being provided by JVCO to JVCO Customers, (B) within the JVCO Communications Markets, and (C) in the case of withdrawal by RHYTHMS, to customers that are in the Optel Customer Base, as of effective date of such withdrawal or transfer. Nothing in this Section 5.6(g) will be deemed to prohibit either Party from engaging in or benefiting from, directly or indirectly, the marketing and providing of: (i) other products or services that are not Data Products and Data Services; (ii) Data Products and Data Services to customers that are not JVCO Customers; or (iii) Data Products and Data Services outside of the geographic areas defined as the JVCO Communications Markets in this Agreement. In the event that OPTEL withdraws from JVCO for any reason whatsoever, JVCO shall not directly engage in or benefit from the marketing and providing of any Data Products or Data Services to the Optel Customer Base for a period of one (1) year from the effective date of OPTEL's withdrawal

           (h)  New Business Proposals. Each Party shall bring to the Board for
                ----------------------
its review business cases for proposed new Data Products and/or Data Services (except in the case of OPTEL, Voice Services) ("New Business Opportunity") to be provided by JVCO either through internal development or acquisition. In the event the Board reviews a New Business Opportunity to be offered by JVCO and fails to approve such New Business Opportunity by Unanimous Decision, the Parties agree that the Party presenting the New Business Opportunity to the Board shall be permitted to pursue such New Business Opportunity (except that if such

New Business Opportunity involves the acquisition of a DSL business, then neither Party shall be permitted to pursue such New Business Opportunity) while the other Party will be prohibited from pursuing such New Business Opportunity in any JVCO Communications Markets for a period of six (6) months from the date the Board makes such determination. Any and all information provided by a Party in connection with a New Business Opportunity will be deemed to be Confidential Information of such Disclosing Party and will be subject to the confidentiality provisions set forth in Article VI of this Agreement. Notwithstanding the foregoing, any offering of a New Business Opportunity will be subject to the following conditions:

        (i) OPTEL and its Affiliates will not in any manner use any of the trade/service marks or trade names owned by RHYTHMS including, without limitation, the "Rhythms" brand name, in connection with such offering; and

       (ii) notwithstanding anything to the contrary in this Section 5.6(h), it is understood that the Parties and their Affiliates are and will be engaged in other separate activities and businesses in and outside of the JVCO Communications Markets that may not be directly related to the JVCO Business (the "Independent Businesses"), and except to the extent otherwise agreed to, the Parties and their Affiliates will be required to devote only so much time as each in its sole discretion may deem necessary as shareholders of JVCO.

       (i)  Independent Businesses. Except as otherwise specifically provided in
            ----------------------
this Agreement and the Ancillary Agreements, and without affecting either Party's or its Affiliates' duties to perform its obligations under this Agreement and the Ancillary Agreements in the best interest of JVCO, nothing contained in this Agreement and the Ancillary Agreements will be construed as limiting the right of any Party or its Affiliates to engage in any Independent Businesses, including (but not limited to) the businesses in which such Party or its Affiliates are currently engaged or in which any Party or its Affiliates may hereinafter engage. The Parties hereby acknowledge and agree that the provision by OPTEL of (i) voice services, including, without limitation, Voice Services, to any customer and (ii) Data Products and Data Services to non-JVCO customers shall constitute an Independent Business of OPTEL. For greater certainty and notwithstanding the foregoing, the Parties acknowledge and agree that the marketing and provision by OPTEL of voice services, including, without limitation, Voice Services, to any customer shall not be limited in any way by any provision of this Agreement. Any benefits or obligations arising from such Independent Businesses will inure solely to such Party or their Affiliates and not JVCO or the other Party or their Affiliates; and neither JVCO nor the other Party will have any rights by virtue of this Agreement to such Independent Businesses or the income or profits derived therefrom.

  5.7  Non-Solicitation of Employees. JVCO will not solicit employees of RHYTHMS
       -----------------------------
or OPTEL (and their respective Affiliates), and RHYTHMS and OPTEL (and their respective Affiliates) will not solicit employees of JVCO or one another without the prior written consent of the employing party, except for general solicitation (e.g., newspaper advertisements) not specifically targeted to employees of the employing party.

  5.8  Transition of Business.
       ----------------------
       Upon a Party's withdrawal from or transfer of its entire interest in JVCO pursuant to either Section 5.6(g), Section 7.2 or Article IX, the Parties agree to cooperate to ensure an orderly transition of business between JVCO and the Parties.

          (a) During such transition, the withdrawing Party shall be permitted wholesale access to the services and assets of JVCO on commercially reasonable terms, including the use of (i) equipment and real property assets for a period of twelve (12) months, (ii) intellectual property rights (including trade/service marks and trade names) and assets for a period of six (6) months, and (iii) Outsourced Services for a period of twelve (12) months.

          (b) The Party withdrawing from or transferring its entire interest in JVCO shall be required to transfer or sell to JVCO, at Fair Market Value as determined by the Independent Appraiser, any JVCO Dedicated Assets that had been provided to JVCO (excluding trade/service marks and trade names) for conducting the JVCO Business, and provided that any Optel Leased Assets shall be transferred in accordance with Section 5.3(c).

          (c) For a period of one (1) year following the withdrawal, the withdrawing Party will not solicit employees of JVCO without the written consent of JVCO.

                                  ARTICLE VI

                            CONFIDENTIAL INFORMATION
                            ------------------------

        6.1  Treatment of Confidential Information.
             -------------------------------------

             (a) Each of JVCO, the Parties, and the Parties' Affiliates will hold and maintain in strictest confidence all Confidential Information and during the period in which the obligations imposed by the Article VI are in effect, and, except as otherwise provided in Section 6.5, the Receiving Party will not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose, except for the sole purposes of this Agreement.

             (b) Each member of the Board and all employees of JVCO, seconded or otherwise, will sign a proprietary information and inventions agreement substantially in the form of that reflected in Exhibit C to this Agreement.
                                               ---------

             (c) Except as otherwise provided in Section 6.5, each Receiving Party will not copy Confidential Information unless specifically authorized in writing by the Disclosing Party and will not make disclosure of any such Confidential Information to anyone except its employees and Affiliates to whom disclosure is necessary for the purposes of this Agreement or the business of JVCO.

             (d) Each Party will appropriately notify each of its directors, officers, employees and Affiliates to whom such disclosure is made that such disclosure is made in confidence and will be kept in confidence by such Persons.

             (e) Notwithstanding the foregoing, each Receiving Party will protect Confidential Information with the same degree of care that it protects its own sensitive information of a similar nature, but in any event will exercise reasonable efforts, consistent with the nature of each particular piece of Confidential Information, to protect it from unauthorized disclosure.

     6.2  Copying Confidential Information. In the event that any copies of
          --------------------------------
Confidential Information that bears a confidential, proprietary, or similar notice or legend (a "Confidentiality Legend") are made, each such copy will contain and state the same Confidentiality Legend, if any, which appear on the original.

     6.3  Time Period. Confidential Information will he deemed a valuable trade
          -----------
secret of a Disclosing Party, and each Receiving Party will hold such Confidential Information in confidence for the greater of (i) the term of this Agreement or (ii) a period of three (3) years from the date of receipt of same, unless otherwise agreed to in writing by the Disclosing Party. Upon expiration of the applicable time period, all Confidential Information together with any copies of same, will be returned or certified destroyed by the Receiving Party to the Disclosing Party. The requirements of use and confidentially set forth herein will survive after termination and after return of such Confidential information.

     6.4  Remedies. The Parties acknowledge that the unauthorized disclosure or
          --------
use of any Confidential Information could cause irreparable harm and significant injury, the extent and consequence of which may be difficult to assess. Therefore, the Parties agree that if a Party believes its Confidential Information may have been disclosed contrary to this Article VI, that in addition to any other remedies in law or equity available to the aggrieved Party, such Party will be entitled to immediate injunctive relief.

     6.5  Confidential Information of JVCO. Each Party will have the right to
          --------------------------------
use Confidential Information owned by JVCO in connection with its or an Affiliate's business purposes subject to the condition that each Party will protect such Confidential Information with the same degree of care that it protects its own sensitive information of a similar nature, but in any event will exercise reasonable efforts, consistent with the nature of each particular piece of Confidential Information received from JVCO, to protect it from unauthorized disclosure. In no event will the Confidential Information owned by either a Party or an Affiliate of a Party which is provided either to (i) JVCO for use in connection with its business; or (ii) the Board in connection with a review or a business case for a proposed new Data Product and/or Data Service, be deemed to be Confidential Information of JVCO unless and until otherwise agreed to in writing by the Disclosing Party.

                                  ARTICLE VII

                          SHARE TRANSFER RESTRICTIONS
                          ---------------------------

     7.1  Transfer Restrictions.
          ---------------------

          (a) Except as set forth in this Section 7.1, and subject to compliance with the other terms of this Agreement, no Party shall sell, assign, or otherwise transfer any Shares owned by it (each action, a "Share Transfer") without the prior written consent of the other Party. No Party shall create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the voting rights, charge or other encumbrance of any nature whatsoever (each action, an "Encumbrance") in respect of the Shares of JVCO without the prior written consent of the other Party. Except as otherwise provided herein, no Party shall attempt a Share Transfer or Encumbrance prior to the fifth anniversary of the Effective Date. Any attempted Share Transfer or Encumbrance in violation of this Section 7.1 will be deemed null and void. Notwithstanding the foregoing, OPTEL shall have the right to create a security interest in and to pledge any of its Shares to Nortel Networks Corporation or its affiliates (collectively, "Nortel") in connection with a proposed credit facility to be provided by Nortel to OPTEL. In the event of a default by OPTEL under such a credit facility, beneficial ownership of OPTEL's Shares shall not transfer to Nortel, unless Nortel agrees in writing to be bound by the terms and conditions of this Agreement.

          (b) To the extent allowable under law, a Party may transfer all, but not less than all, of its Shares in JVCO to an Affiliate provided that such transferring Party will remain fully responsible for the satisfaction of its obligations under this Agreement.

          (c) The certificates evidencing the Shares shall bear a legend substantially as set forth below :

          THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH, THE PROVISIONS OF A JOINT VENTURE AGREEMENT DATED AS OF JANUARY 1, 2000 BETWEEN RHYTHMS NETCONNECTIONS INC. AND OPTEL COMMUNICATIONS CORPORATION, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF RHYTHMS CANADA IN TORONTO, ONTARIO. ANY TRANSFER THEREOF IN CONTRAVENTION OF SUCH PROVISIONS SHALL BE VOID AND OF NO EFFECT.

          (d)  Right of First Offer.
               --------------------
               (i)  General.  If, after the fifth anniversary of the Effective
                    -------
Date, a Party ("Selling Party") proposes a Share Transfer by such Party to a Third Party (a "Proposed Sale"), the Selling Party must first offer such Shares to JVCO (the "Right of First Offer") at the same price and on the same other terms and conditions as the Proposed Sale (except that JVCO exercising its Right of First Offer shall be entitled to pay cash for the purchase price) in accordance with this Section 7.1(d):

                    (A) the consideration for the Proposed Sale shall consist solely of cash, cash equivalents or marketable securities;

                    (B) the Selling Party shall deliver an Offering Notice to JVCO and each of the Parties not less than thirty (30) days prior to each Proposed Sale, setting forth: (1) the name of the Selling Party and the number of Shares proposed to be sold; (2) the name and address of the proposed purchaser; and (3) the proposed per share purchase price (which must be payable in cash, cash equivalents or marketable securities) and the terms and conditions of payment offered by such proposed purchaser;

                    (C) JVCO shall give a Purchase Notice or a Refusal Notice to the Selling Party and each of the Parties within ten (10) Business Days of receipt of the Offering Notice; and

        (D) if JVCO declines to purchase all of the Shares in the Proposed Sale, the Parties shall have a Right of First Offer on such Shares. The Parties shall give a Purchase Notice or a Refusal Notice to all other Parties within ten
(10) Business Days after receipt of JVCO's Refusal Notice. A Party electing to purchase any Shares in the Proposed Sale shall be entitled to purchase the amount of Shares so elected unless the amount elected by all Parties would exceed the amount of Shares to be sold, in which case it shall be entitled to purchase the lower of the amount of Shares so elected and a pro rata portion of the Shares to be sold based on the amount of Shares beneficially owned by it and its Affiliates and the amount of Shares beneficially owned by each other elected Party and their Affiliates. Any failure by a party hereto to give a Purchase Notice or a Refusal Notice in a timely manner is contemplated herein shall have the same effect as the giving of a Refusal Notice by such party.

   (ii) The closing of the purchase of the Shares pursuant to the Right of First Offer shall take place at the principal executive offices of JVCO on the thirtieth day after delivery of the Purchase Notice (or upon such other date as may be mutually agreed) (the "Final Transaction"). At such closing, the Selling Party will deliver certificates representing the Shares so purchased duly endorsed against payment therefor.

  (iii) In the event that all of the Shares are not sold pursuant to the Right of First Offer set forth in Section 7.1(d)(i), the Selling Party may sell, at any time within ninety (90) days from the date of the last Refusal Notice, the Shares in the Proposed Sale in cash, cash equivalents or marketable securities at a price per share equal to or greater than and on other terms and conditions no more favorable to the purchaser than those of the Proposed Sale. As a condition of the sale of such Shares, the Selling party must first obtain a written agreement by such purchaser to adhere to this Agreement and/or any other terms and conditions that are mutually agreed upon by the existing members of the Board.

  (iv) The obligations set forth in this Section 7.1(d) shall not apply to Share Transfers (A) pursuant or subsequent to an initial public offering, or (B) that constitute permitted Share Transfers to Affiliates pursuant to Section 7.1(b).

  (v) The Selling Party will continue to provide services of the type and pursuant to the same terms and conditions which it is obligated to provide pursuant to Section 5.2 of this Agreement until the date of the Final Transaction which results in the Selling Party's sale of all of its Shares. Further, notwithstanding consummation of the Final Transaction, at the option of JVCO, as evidenced by written notice provided within sixty (60) days from the date of the Offering Notice which contemplates the Final Transaction, the Selling Party will continue to provide the above described services to JVCO for a term of not less than two (2) years from the date of the Final Transaction (the "Transition Term"); provided, however, that in the event JVCO has commitments to JVCO Customers greater than two (2) years, with respect specifically to each of said JVCO Customers, the Transition Term will be commensurate with the term of a particular JVCO Customer's contract with JVCO. Further, the Parties agree to negotiate the extending of the Transaction Term for specific situations other than those described herein on a case-by-case basis.

  (vi) Notwithstanding the five (5) year period from the Effective Date during which a Selling Party is restricted from entertaining a Proposed Sale (the "Restricted

Transfer Period"), a Selling Party may entertain a Proposed Sale to sell a portion of the Selling Party's Shares for the purpose of financing JVCO's business activities and the Right of First Offer described in this Section 7.1(d) shall apply. In addition to the information described above, the Offering Notice shall also contain a certification from an officer of the Selling Party that the purpose for such Proposed Sale is to seek additional parties for financing assistance. No Selling Party may seek to sell more than twenty percent (20%) of its Percentage Shares, in the aggregate, during the Restricted Transfer Period.

        (vii) The Right of First Offer set forth in this Section 7.1(d) may not be assigned or transferred, except that such rights are assignable by each Party to (A) any Affiliate of such Party, or (B) a party or parties reasonably acceptable to each of the other Parties.

   7.2  Buy-Sell Option.
        ---------------
        (a) Either Party shall have the right to exercise an option to sell all of its Shares to the other Party or to buy all of the Shares of the other Party (the "Buy-Sell Option") upon the earlier of:

             (i)  the fifth anniversary of the Effective Date; or

             (ii) the date when the Telecommunications Act of Canada is amended to permit RHYTHMS to qualify as a Canadian Carrier or to own, lease or operate Canadian Carrier Telecommunications Assets, but not earlier than the second anniversary of the Effective Date.

        (b) The Party exercising the Buy-Sell Option (the "Exercising Party") shall provide the other Party (the "Non-Exercising Party") with a notice (the "Buy-Sell Notice") (i) informing the other Party of the intent to exercise the Buy-Sell Option, and (ii) designating the price per share of Class A Voting Shares at which the Exercising Party is offering to either (A) sell all of the Exercising Party's shares of Class A Voting Shares to the Non-Exercising Party or (B) purchase all of the Non-Exercising Party's shares of Class A Voting Shares.

        (c) The Non-Exercising Party shall have thirty (30) days from receipt of the Buy-Sell Notice to elect whether to (i) sell all of such Non-Exercising Party's shares of Class A Voting Shares to the Exercising Party or (ii) purchase all of the Exercising Party's shares of Class A Voting Shares. Within thirty
(30) days of the Non-Exercising Party's election, the Parties shall conclude the transaction to transfer all of the shares of Class A Voting Shares to the Party designated through the election of the Buy-Sell Option.

        (d) In the event that ownership by RHYTHMS of one hundred percent (100%) of JVCO Class A Voting Shares precludes JVCO from qualifying under the Telecommunications Act of Canada as a Canadian Carrier or to own or operate Canadian Carrier Telecommunications Assets and a Party exercises its rights under Section 7.2(a)(i), RHYTHMS shall be permitted to transfer any shares purchased from OPTEL to a Third Party or Affiliate of RHYTHMS as permitted under Canadian law.

   7.3  Additional Parties. Additional parties may be added to this Agreement
        ------------------
but only upon the Unanimous Decision of the Board. Prior to being admitted, additional partners will agree in writing to adhere to this Agreement and/or any other terms and conditions that are mutually agreed upon by the existing members of the Board.

         7.4  Event of Withdrawal.
              -------------------

              (a) When an Event of Withdrawal occurs, the affected Party or legal representative thereof or successor in interest thereto (the "Successor") will promptly give notice to JVCO. If such notice is not given within ten (10) Business Days after the Event of Withdrawal occurs, any Party having a knowledge of the occurrence may give notice thereof. Unless otherwise provided in the definition of Event of Withdrawal above, the effective date of withdrawal shall be the date such notice is given.

              (b) When an Event of Withdrawal occurs, the affected Party ("Former Party") shall cease to be a shareholder of JVCO as of the effective date of withdrawal. Except as otherwise provided by this Agreement, a Successor shall have no right to become a substitute shareholder of JVCO. Unless and until a Former Party's interest in JVCO is purchased pursuant to this Article, the Former Party or Successor shall be entitled to receive the share of JVCO profits and distributions to which the Former Party or Successor would be entitled to receive hereunder had no Event of Withdrawal occurred. Except as otherwise provided herein, neither a Former Party nor a Successor shall have any liability with respect to obligations incurred by JVCO after the effective date of withdrawal, or any right to participate in the management of JVCO or the decisions of the Parties; provided, however, that the Parties may not, without the express written consent of the Former Party or Successor, take any action which would change the Former Party's interest in JVCO profits, losses or distributions, or the time at which distributions are payable if such action could have required the Former Party's consent if taken prior to the effective date of withdrawal.

              (c) When an Event of Withdrawal occurs, if all Parties elect to continue the business of JVCO, and JVCO gives notice of such election to the Former Party or Successor within ninety (90) days after the effective date of withdrawal, then the business of JVCO shall be continued by the Parties. If the Parties elect to continue the business of JVCO, JVCO or the Parties shall have the option to purchase the Former Party's entire JVCO interest as of the effective date of withdrawal, in the manner and on the terms provided in Section 7.1.

                                 ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         8.1  Mutual Representations and Warranties. Each Party hereby
              -------------------------------------
represents and warrants to the other Party as of the Effective Date as follows:

              (a)  Corporate Existence and Power. Such Party (i) is a
                   -----------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (ii) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated in this Agreement.

          (b)  Authorization.  Such Party (i) has the corporate power and
               -------------
authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

          (c)  Absence of Litigation. Such Party is not aware of any pending or
               ---------------------
threatened litigation (and has not received any communication) which alleges that such Party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other person.

          (d)  Consents.  All necessary consents, approvals and authorizations
               --------
of all governmental authorities and other persons or entities required to be obtained by such Party in connection with the Agreement have been obtained, except for the final consent required from the senior note holders of OPTEL.

          (e)  No Conflict.  The execution and delivery of the Agreement and the
               -----------
performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation or bylaws of such Party in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

          (f)  Intellectual Property.  Such Party represents and warrants to the
               ---------------------
other that, to the best of its knowledge, it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement and that it is not aware of any communication alleging that it has violated or by conducting its business as contemplated by this Agreement would violate any of the intellectual property rights of any other person. As used herein, "intellectual property rights" means all patent rights, copyrights, trademarks, trade secret rights, and know-how rights necessary or useful to make, have made, use, offer for sale, sell, have sold, import and export the Data Products and Data Services.

     8.2  Additional Representations, Warranties and Covenants. OPTEL hereby
          ----------------------------------------------------
represents, warrants and covenants to RHYTHMS as follows:

          (a) Authorization as Canadian Carrier. OPTEL is a duly authorized Canadian carrier and is eligible to operate as a telecommunications common carrier in Canada, as those terms are defined under and in accordance with the Telecommunications Act and the Canadian Telecommunications Common Carrier Ownership and Control Regulations. OPTEL has met all of the requirements imposed by the Canadian Radio-television and Telecommunications Commission (the "CRTC") and any other regulatory authority to operate as a competitive local exchange carrier ("CLEC") and has been recognized by the CRTC as a CLEC eligible to operate in Canada in certain defined markets.

        (b)  Permits.  OPTEL (i) owns, possesses, holds or has obtained all
             -------
material Canadian federal or provincial governmental and third party licenses, permits, certificates, certifications, consents, orders, approvals and other authorizations, including, without limitation, all waivers, licenses and authorizations under the Telecommunications Act and decisions, orders and rules established thereunder by the CRTC necessary to operate the business of OPTEL and necessary to own and operate the Underlying Network Facilities and all property associated therewith (the "Licenses"), other than those the absence of which could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on OPTEL, and (ii) have not received any notice of proceedings relating to the revocation or the modification of any of the Licenses that, if determined adversely to OPTEL, could reasonably be expected to, individually or in the aggregate, have a material adverse effect on OPTEL taken as a whole.

       (c)  Telecommunications Assets.  OPTEL owns, possesses, or leases and
            -------------------------
maintains sufficient and appropriate telecommunications facilities and assets in order to perform its obligations under the Agreement, and that those assets and facilities are free of encumbrances other than any encumbrances disclosed to RHYTHMS prior to the execution of the Agreement.

                                  ARTICLE IX

                                  TERMINATION
                                  -----------

  9.1  General. This Agreement shall terminate on the earlier to occur of:
       -------

      (a) written agreement of the Parties setting forth the terms of such termination;

      (b) the transfer of all of the Shares of JVCO held by the Parties to one Party; or

      (c)  the twentieth anniversary of the Effective Date.

  9.2  Termination by a Party for Cause. If any material breach of this
       --------------------------------
Agreement shall occur and to the extent that such material breach is capable of being cured, but is (A) not cured within one hundred twenty (120) days or (B) reasonable steps to cure are not taken within twenty (20) Business Days after the date that the Party committing such material breach (the "Defaulting Party") receives written notice thereof, the non-Defaulting Party may deliver a written notice of termination (the "Termination Notice") to the Defaulting Party at any time, which Termination Notice shall be effective upon such delivery thereof. Upon the effective date of such Termination Notice, the Parties agree as follows:

       (a) the Defaulting Party shall be deemed to have submitted the resignation of each of the Directors nominated by it (and the Defaulting Party shall cause each of such Directors to immediately so resign);

      (b) the Defaulting Party shall, upon request by the non-Defaulting Party, assign all of its right, title and interest in the Shares of JVCO then held by it to the non-Defaulting Party in exchange for payment of the Fair Market Value of such transferred Shares;

      (c) JVCO shall have the right, but not the obligation, upon written notice to the Defaulting Party, to terminate the Defaulting Party's rights to use or otherwise practice any intellectual property or technology developed after the date of the other Party's receipt of the Termination Notice;

      (d) the non-Defaulting Party and JVCO shall be entitled to avail themselves cumulatively of any and all remedies available at law or in equity.

 9.3  Liquidation; Survival.
      ---------------------

      (a)  Liquidation.  Upon any termination and liquidation, to the extent
           -----------
permitted by applicable law, the assets of JVCO shall be sold and distributed in accordance with the Articles of Incorporation and applicable law.

      (b)  Survival.  The Parties' rights and obligations which, by their
           --------
nature, would continue beyond the termination, cancellation, or expiration of this Agreement, including but not necessarily limited to Article VI and Sections 5.6(g), 5.8, 7.2, 10.1, 10.10 and 10.14 shall survive any termination of this Agreement.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS
                            ------------------------

 10.1 Publicity. No Party (nor any Affiliate of any Party) will originate any
      ---------
publicity, news release, or other public announcement, relating to JVCO, this Agreement or any other agreement between JVCO and either RHYTHMS or OPTEL or their respective Affiliates, or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval will not, be unreasonably withheld or delayed, except as otherwise required by law.

 10.2 Assignment. Neither this Agreement nor any of the rights or obligations
      ----------
under this Agreement may be assigned by any Party without the prior written consent of the other Party, except to a permitted transferee under Article VII of this Agreement.

 10.3 Governing Law. This Agreement will be governed by and interpreted in
      -------------
accordance with the internal laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflicts-of-law provisions.

 10.4 Force Majeure. In the event that any Party is prevented from performing or
      -------------
is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction or production facilities; riots, insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section 10.4 if such Party will have used its reasonable efforts to avoid such occurrence and minimize its duration, such Party will give notice to the other Party in writing promptly, and the affected Party's performance will be excused and the time for performance will be extended for the period of delay or inability to perform due to such occurrence.

     10.5  Waiver. The waiver by either Party of a breach or a default of any
           ------
provision of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have operate as a waiver of any right, power or privilege by such Party.

     10.6  Notice, Consents, Etc. Except as otherwise provided in this
           ---------------------
Agreement, all notices, consents, agreements, confirmations, designations, indications, requests, authorizations, and the like to be given under this Agreement will be sufficient if in writing and sent via first class mail, or delivered in person or by express courier or by facsimile with confirmed receipt (with a copy sent via first class mail), addressed as follows:

     If to RHYTHMS:  Rhythms NetConnections Inc.
                     6933 South Revere Parkway
                     Englewood, Colorado  80112
                     Attn:  Jeffrey Blumenfeld
                     Fax No.:  (303) 476-5700

    With a copy to:  Rhythms NetConnections Inc.
                     6933 South Revere Parkway
                     Englewood, Colorado  80112
                     Attn:  Chief Financial Officer
                     Fax No.:  (303) 476-5700

     If to OPTEL:    Optel Communications Corporation
                     111 Peter Street
                     Toronto, Ontario M5V 2H1
                     Attn:  President
                     Fax No.:  (416) 907-2727

  With a copy to:    Optel Communications Corporation
                     111 Peter Street
                     Toronto, Ontario M5V 2H1
                     Attn:  Chief Financial Officer
                     Fax No.:  (416) 907-2733

      If to JVCO:    Rhythm Canada Inc.
                     111 Peter Street
                     Toronto, Ontario  M5V 2H1
                     Attn:  President
                     Fax No.: _____

    10.7  Entire Agreement. This Agreement and the Ancillary Agreements contain
          ----------------
the full understanding of the Parties with respect to the subject matter of this Agreement and supersede all prior understandings and writings relating to such subject matter; provided, however, that, this Agreement will not supersede or
                --------  -------
modify in any respect any of the Ancillary Agreements identified in Schedule 1.3
                                                                    ------------
to this Agreement. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by all the Parties.

    10.8  Headings. The headings contained in this Agreement are for convenience
          --------
of reference only and will not be considered in construing this Agreement.

    10.9  Severability. In the event that any provision of this Agreement is
          ------------
held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions will not be affected, and the rights and obligations of the Parties will he construed and enforced as if the Agreement did not contain the particular provision held to be unenforceable.

   10.10  Dispute Resolution.
          ------------------

          (a) The Parties recognize that bona fide disputes as to business matters may arise in the conduct of the JVCO Business, which disputes may impair their ability of JVCO to effectively carry on its business.

          (b) Each Party will act reasonably and in good faith to avoid Business Deadlock. In the event of the occurrence of a Business Deadlock, either Party may, by written notice to the other Party, have the Business Deadlock referred to a panel consisting of one senior executive from RHYTHMS and one senior executive from OPTEL for resolution by negotiation within thirty (30) days after such written notice is received. All such negotiations will be conducted reasonably and in a good faith manner in an effort to reach a mutually satisfactory, unanimous resolution. Such resolution, if any, of the Business Deadlock will be binding on the Parties, and the Parties will instruct the members of the Board designated by them to approve such resolution.

          (c)  If, after the informal resolution procedure set forth in this
Section 10.10 has failed or the Parties are otherwise unable to resolve such dispute within thirty (30) days (or such other period as the Parties may agree), the Parties will submit the matter for binding resolution in accordance with the rules of arbitration of the Arbitration Act (Ontario).

          (d) Such arbitrator is authorized to render awards of monetary damages, direction to take or refrain from taking action, or both. The prevailing party, as determined by the arbitrator will be entitled to an award of reasonable attorneys, fees and costs. Judgment upon the award rendered in any such proceeding may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance and enforcement of the award and direction. Any such award or direction will be binding on the Parties to the proceeding and final, except that for appeals on the grounds that the award or direction were obtained through fraud. Such proceeding will be confidential and no stenographic or other record need made of any such proceeding other than a memorandum of understanding setting forth the elements of any settlement or award reached. It is expressly agreed that either Party may seek injunctive relief or specific performance of the obligations under this Agreement in an appropriate court of law or equity pending an award in arbitration.

     10.11  Counterparts. This Agreement may be executed in any number of
            ------------
counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     10.12  Expenses. Whether or not the transactions contemplated by this
            --------
Agreement or the Ancillary Agreements will be consummated, RHYTHMS and OPTEL will each bear its own expenses, including without limitation all expenses relating to counsel incurred in connection with the preparation of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and any waiver or amendment of, or consent under this Agreement or the Ancillary Agreements.

     10.13  Applicable Laws and Regulations. The Parties agree that all
            -------------------------------
activities to be undertaken by or on behalf of JVCO will be conducted in compliance with all applicable laws and regulations of the relevant jurisdiction(s).

     10.14  Indemnities.

            (a) Each Party will indemnify and hold harmless the other Party or Parties from and against any suit, claim, demand, liability, damage, loss, cost, or expense, including legal fees and court costs ("Claim"), resulting from, arising out of, or in any manner attributable to (i) any inaccuracy in any representation or any breach of any warranty or other agreement or promise contained in this Agreement or due to the inaccuracy of any document furnished to it or caused to be furnished to it by the indemnifying Party pursuant to the terms of this Agreement, (ii) any matter involving a Party's gross negligence or intentional misconduct, or (iii) any act by a Party in violation of Article VI and Sections 4.3 of this Agreement; provided, however, that this Section will
                                    --------  -------
not be deemed to include any Claims resulting from, arising out of, in any manner attributable to taxes based on income.

            (b) A Party entitled to indemnification under this Section 10.14 will deliver written notice of any Claim to the indemnifying Party within ten
(10) Business Days following the date such Party first receives written notice of such Claim; provided that failure to give this notice within the required time period will not relieve the indemnifying Party of its obligations under this Section 10.14 so long as no prejudice results from such failure. The partner seeking indemnification will keep the indemnifying Party fully informed of the progress of the claim and will afford the indemnifying Party and its counsel full opportunity to participate in any action of the Claim. A Party seeking indemnification will not settle the Claim for which indemnification is sought without first obtaining written approval from the indemnifying Party. Approval of a settlement by a Party against whom indemnification is being sought will not be deemed an admission of liability under this Section 10.14.

     10.15 Ancillary Agreements. Notwithstanding anything to the contrary in
           --------------------
this Agreement, both Parties agree to use commercially reasonable efforts and to diligently negotiate in good faith each of the Ancillary Agreements contemplated by this Agreement within one hundred twenty (120) days after both Parties have executed this Agreement or such extended period to which the Parties mutually agree.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties to have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of January 1, 2000.

                              RHYTHMS NETCONNECTIONS INC., and
                              RHYTHMS LINKS, INC.


                              By: _______________________________________
                                    Scott C. Chandler
                                    Chief Financial Officer
                                     and Executive Vice President


                              OPTEL COMMUNICATIONS CORPORATION


                              By: _______________________________________
                                    Robert Latham
                                    Chief Executive Officer and President

                  [SIGNATURE PAGE TO JOINT VENTURE AGREEMENT]

                                 SCHEDULE 1.25
                                 -------------

                                 DATA SERVICES
                                 -------------

I.  "DSL Service" means digital subscriber line, a transmission technology
     -----------
enabling high-speed access in the local copper loop, often referred to as the last mile between the network service provider i.e., an incumbent carrier, competitive carrier or an internet service provider and end user. Included are the various implementations of DSL including ADSL, SDSL, IDSL, RADSL and HDSL.

II. Technical Description.
    ---------------------

    1. The Company will be in the business of providing services to customers. The Company will provide services to customers from demanding industries like banking and brokerage services, high-tech manufacturing, healthcare, media, and other organizations with mission-critical networking requirements. The Company will offer the following services:

       . Internet Access - An affordable and reliable solution for any size business to connect to the net through partnering ISP's. The Company has chosen to team with a limited number of ISP partners.

       . Teleworking - A solution for businesses whose employees need to work from home and connect to a corporate network at higher speeds at any hour.

       . Branch Office Interconnect - A solution for businesses with multiple branch offices or affiliates. The service provides communication with their corporate network.

       . New products and services as they are developed and become available such as voice over DSL.

       . Business to business connectivity.

    2. From a technical perspective the Company offers:

       . Dedicated and secure, always on broadband access, such as high-speed
         DSL technology.

       . Pan-Canadian coverage.

       . Carrier-class reliable and managed network.

       . Flexibility in Layer2 and Layer3 connectivity, including multi-protocol support.

       . Service selection possibilities for end-users.

                                 Schedule 1.25

      . Scalable services (upgrade paths for speeds, features and endpoints).

      . Complete installation all the way to the desktop.

      . Customer service and support at any hour 24 hours a day, 7 days a week.

      . Network based on technology positioned to carry integrated voice, data, video, and multimedia all over a single line.

      . Value Added Services like automatic data backup, PBX extension, caching, multicast, etc.

     The Company's service solutions include best-in-class customer service and proactive network management. This means complete attention to every detail, including ordering, provisioning, installation, billing and performance reporting.

     The Company also offers the possibility of turnkey project management for each and every (end-user) installation. The installation includes the installation all the way to your desktop, including inside wiring and equipment.

     3.  Technology platform.  The infrastructure that the Company will deploy
         -------------------
will have an architecture of hubs and spokes. In a selected number of cities Metropolitan Service Centers (MSC's) will be built to which several Rhythms Canada Connection Points (CP's) are connected. The CP's connect to the individual endpoints (at the end-user premises) to provide high-speed access. The Company's service delivery platform architecture in the Rhythms Canada CP's and MSC's will mirror the service delivery platform used by Rhythms. The Company's MSC's will be interconnected with the Rhythms MSC's. The costs of these connections will be shared by the Company and Rhythms on a basis that is consistent with the benefit that accrues to each Party.

                                 Schedule 1.25

                                  SCHEDULE 1.3
                                  ------------

                              ANCILLARY AGREEMENTS
                              --------------------

     Trademark Licensing Agreement

     Technology License Agreement between RHYTHMS and JVCO

     Technology License Agreement between OPTEL and JVCO

                                 Schedule 1.3

                                 SCHEDULE 1.42
                                 -------------


                             COMMUNICATIONS MARKETS
                             ----------------------

The JVCO Communications Markets include the following metropolitan areas and cities in Canada including their surrounding townships and villages:

     1.   Toronto (including Brampton, Mississauga, Oakville, Vaughan)
     2.   Montreal (Cote-St. Luc, Dorval)
     3. Vancouver (including Burnaby, Coquitlam, Langley, New Westminster, Richmond, Surrey)
     4.   Ottawa-Hull (including Gatineau, Hull, Kanata, Nepean, Orleans)
     5.   Edmonton (including Fort Saskatchewan, Leduc, Spruce Grove)
     6.   Calgary (including Airdrie)
     7.   Quebec City
     8.   Winnipeg
     9.   Hamilton (including Burlington, Stoney Creek)
     10.  London (including St. Thomas)
     11.  Kitchener-Waterloo (including Cambridge)
     12.  St. Catherines-Niagara
     13.  Halifax (including Dartmouth)
     14.  Victoria
     15.  Windsor
     16.  Oshawa
     17.  Saskatoon
     18.  Regina
     19.  St. John's
     20.  Sudbury

                                 Schedule 1.42

                                 SCHEDULE 1.43
                                 -------------

                             PRELIMINARY CUSTOMERS
                             ---------------------

JVCO Customers are those large business customers listed on the Financial Post
--------------
500 (attached hereto as Annex 1.43-A) with the exception of those Optel Pre-
                        ------------
Existing Customers listed below.


Small and Medium Business Customers are those businesses in Canada that are:
-----------------------------------

     (a) not listed on the Financial Post 500 (attached hereto as Annex 1.43-A),
                                                                  ------------
and

     (b) not on the preliminary list of U.S. business customers of RHYTHMS (attached hereto as Annex 1.43-B) with facilities in Canada.
                    ------------


Optel Pre-Existing Customers are the following businesses:
----------------------------

  Sony Corporation                                 MDS Inc.
  George Weston Limited                            Cara Operations Limited
  Loblaw Companies Limited                         Chrysler Credit Canada Ltd.
  Magna International Inc.                         Cinram International Inc.
  Hudson's Bay Company                             Chapters Inc.
  Sears Canada Inc.                                Oxford Properties Group Inc.
  Canadian Tire Corporation, Limited               Scott's Restaurants Inc.
  Dofasco Inc.                                     Imax Corporation
  Lafarge Corporation                              Mark's Work Wearhouse Ltd.
  Westburne Inc.                                   First Marathon Inc.
  Future Shop Ltd.                                 Vincor International Inc.
  Union Gas Limited                                Chateau Stores of Canada Ltd.
  Loews Cineplex Entertainment Corporation         Arbor Memorial Services Inc.
  Dylex Limited                                    Pallet Pallet Inc.
                                                   Dover Industries Limited


Optel Combined Service Customers are the following businesses:
--------------------------------

  York University
  The Montreal Hospital Association

                                 Schedule 1.43

                                SCHEDULE 4.1(a)
                                ---------------

                           INITIAL BOARD OF DIRECTORS
                           --------------------------

RHYTHMS:

1.  Scott Chandler
2.  Steve Stringer


OPTEL:

1.  Bill Young
2.  Robert Latham

                                Schedule 4.1(a)

                                SCHEDULE 4.5(a)
                                ---------------

           INITIAL BUSINESS PLAN AND SUPPORTING FINANCIAL INFORMATION
           ----------------------------------------------------------

The initial Business Plan with supporting financial information is attached hereto as
Annex 4.5-A.
-----------

                                Schedule 4.5(a)

                                SCHEDULE 5.1(a)
                                ---------------

                        PRELIMINARY HUMAN RESOURCES PLAN
                        --------------------------------

The preliminary Human Resources Plan of JVCO shall be based on the Staffing Plan described on pages 11-14 of the Business Plan (attached hereto as Annex 4.5-A).

                                Schedule 5.1(a)

                                SCHEDULE 5.3(a)
                                ---------------


                              OPTEL LEASED ASSETS
                              -------------------

Equipment Description                                    Quantity
---------------------                                    --------

BPXS ATM Switch                                              2

7200 Router                                                  1

Cisco 6100 DSLAM Chassis                                    14

Cisco 6130 DSLAM Chassis                                     7


                                Schedule 5.3(a)

                                   EXHIBIT A
                                   ---------


                       FORM OF ARTICLES OF INCORPORATION
                       ---------------------------------


                                  Exhibit A-1

                                   EXHIBIT B
                                   ---------


                                 FORM OF BYLAWS
                                 --------------


                                  Exhibit B-1

                                   EXHIBIT C
                                   ---------


                   FORMS OF EMPLOYEE PROPRIETARY INFORMATION
                   -----------------------------------------
                           AND INVENTIONS AGREEMENTS
                           -------------------------

                                  Exhibit C-1

                                   EXHIBIT D
                                   ---------

                     FORM OF TRADEMARK LICENSING AGREEMENT
                     -------------------------------------

                                  Exhibit D-1

                                   EXHIBIT E
                                   ---------

                     FORM OF TECHNOLOGY LICENSE AGREEMENTS
                     -------------------------------------

                                  Exhibit E-1